UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Constant Contact, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2013

Dear Fellow Stockholders:

We are pleased to invite you to our 2013 Annual Meeting of Stockholders, which will take place on Wednesday, May 22, 2013 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2013 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report on Form 10-K for the year ended December 31, 2012, which contains, among other things, our 2012 audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the 2013 Annual Meeting of Stockholders is an important right that you possess as a stockholder. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in Constant Contact.

Sincerely,

Gail F. Goodman Chairman, President and Chief Executive Officer

CONSTANT CONTACT, INC.

Notice of Annual Meeting of Stockholders

To Be Held on Wednesday, May 22, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders will be held at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451, on Wednesday, May 22, 2013 at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect the three nominees identified in the attached proxy statement as members of our board of directors to serve as class III directors for a term of three years;

2. To approve an amendment to our 2007 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan from 350,000 to 700,000;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013;

4. To hold an advisory vote to approve the compensation of our named executive officers; and

5. To transact other business, if any, that may properly come before the 2013 Annual Meeting of Stockholders or any adjournment of the 2013 Annual Meeting of Stockholders.

Stockholders of record at the close of business on Thursday, March 28, 2013, are entitled to receive this notice of our 2013 Annual Meeting of Stockholders and to vote at the 2013 Annual Meeting of Stockholders and at any adjournments of such meeting. Our stock transfer books will remain open for the purchase and sale of our common stock.

Included with this Notice and Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, which contains our 2012 audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the 2013 Annual Meeting of Stockholders, please promptly complete, sign and date the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault Secretary

April 16, 2013

CONSTANT CONTACT, INC.

1601 Trapelo Road

Waltham, Massachusetts 02451

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on Wednesday, May 22, 2013

Constant Contact, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2013 Annual Meeting of Stockholders, which will be held on Wednesday, May 22, 2013 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. If the 2013 Annual Meeting of Stockholders is adjourned for any reason, then the proxies may be used at any adjournment. You may obtain directions to the location of the 2013 Annual Meeting of Stockholders by viewing them on our website, www.constantcontact.com, or by contacting our Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2012 to our stockholders on or about April 16, 2013.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual

Meeting of Stockholders to be Held on Wednesday, May 22, 2013:

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are available for viewing, printing and downloading at www.proxydocs.com/ctct.

Our Annual Report on Form 10-K for the year ended December 31, 2012 is also available on the “Investor Relations” section of our website at www.constantcontact.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Investor Relations Department

(781) 472-8100

ir@constantcontact.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website, www.constantcontact.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2013 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	The election of the three nominees identified in this proxy statement as members of our board of directors to serve as class III directors for a term of three years;

•

To approve an amendment to our 2007 Employee Stock Purchase Plan, or the ESPP Amendment, to increase the number of shares of common stock authorized for issuance under the plan from 350,000 to 700,000;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•	An advisory vote to approve the compensation of our named executive officers (i.e., the executive officers identified in “EXECUTIVE COMPENSATION — Summary Compensation Table” below); and

•	The transaction of other business, if any, that may properly come before the 2013 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on Thursday, March 28, 2013, the record date for the 2013 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 30,699,266 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2013 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.    If you are a stockholder of record, which means that your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, then you can vote in one of the following two ways:

•

You may vote by mail.    To vote by mail, you need to complete, sign and date the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received prior to the 2013 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return a signed proxy card, but do not give any instructions on a particular matter to be voted on at the 2013 Annual Meeting of Stockholders, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

•

You may vote in person.    If you plan to attend the 2013 Annual Meeting of Stockholders, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.”    If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by them.

If you do not give instructions to your broker, the broker will be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items and your shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each of Proposal 1 (election of three nominees to serve as class III directors), Proposal 2 (approval of the ESPP Amendment) and Proposal 4 (advisory vote to approve the compensation of our named executive officers) is a non-discretionary item under applicable rules, which means that if you do not give instructions to your broker, your broker will not be able to vote your shares in its discretion on these proposals and your shares will be treated as “broker non-votes.” We urge you to provide voting instructions to your broker so that your votes may be counted.

Proposal 3 (ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013) is a discretionary item under applicable rules. Accordingly, your broker may exercise its discretionary authority with respect to this proposal if you do not provide voting instructions.

If you wish to attend the 2013 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2013 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the 30,699,266 shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 15,349,634 shares.

Shares of our common stock present in person or represented by proxy, including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees, will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the 2013 Annual Meeting of Stockholders will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1):    The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the 2013 Annual Meeting of Stockholders, regardless of whether that number represents a majority of the votes cast, will be elected.

Approval of the ESPP Amendment (Proposal 2):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2013 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal is needed to approve the ESPP Amendment.

Ratification of the selection of PricewaterhouseCoopers LLP (Proposal 3):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2013 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal is needed to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Advisory vote to approve the compensation of our named executive officers (Proposal 4):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2013 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal is needed to approve the compensation of our named executive officers. Proposal 4 is not binding on our board of directors.

How will votes be counted?

Each share of common stock voted at the 2013 Annual Meeting of Stockholders will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either:

•	the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter; or

•	the shares constitute “broker non-votes.”

As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on any of Proposals 1, 2, 3, and 4 at the 2013 Annual Meeting of Stockholders.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the independent inspector of elections at the 2013 Annual Meeting of Stockholders.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	Proposal 1 — FOR electing the three nominees identified in this proxy statement as class III directors;

•	Proposal 2 — FOR approving the ESPP Amendment;

•	Proposal 3 — FOR ratifying the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

•	Proposal 4 — FOR approving the compensation of our named executive officers.

Will any other business be conducted at the 2013 Annual Meeting of Stockholders or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the 2013 Annual Meeting of Stockholders. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the 2013 Annual Meeting of Stockholders has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results of the 2013 Annual Meeting of Stockholders in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the 2013 Annual Meeting of Stockholders.

May I recommend a candidate for Constant Contact’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address under “How and when may I submit a stockholder proposal for the 2014 annual meeting?” immediately below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of our common stock held by the stockholder, as well as the candidate’s name, age, address, principal occupation and number of shares of our common stock held by the candidate. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2014 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “How and when may I submit a stockholder proposal for the 2014 annual meeting?” immediately below. You can find more detailed information on our process for selecting board members and our criteria for board nominees under “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” below and in the corporate governance guidelines available in the “Investor Relations” section of our website, www.constantcontact.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2014 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2014 annual meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2014 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2014 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 17, 2013.

If you wish to present a proposal or a proposed director candidate at the 2014 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by February 21, 2014, but no sooner than January 22, 2014. However, if the 2014 annual meeting is held before May 2, 2014 or after July 21, 2014, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2014 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2014 annual meeting and (2) the 10th day following the date on which notice of the date of the 2014 annual meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposals or proposed director candidates should be sent to:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the 2013 Annual Meeting of Stockholders by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	We have retained Alliance Advisors, L.L.C. to solicit proxies on our behalf for a fee of $8,000, plus reimbursement of their reasonable expenses;

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews; and

•

We will request brokers, banks, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokers and others for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the 2013 Annual Meeting of Stockholders or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on the first page of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on the first page of this proxy statement. If you want to receive separate copies of our proxy statement or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors is elected each year. The members of the classes are divided as follows:

•	the class I directors are Thomas Anderson, Jay Herratti and Sharon T. Rowlands, and their term expires at the annual meeting of stockholders to be held in 2014;

•	the class II directors are John Campbell and Daniel T. H. Nye, and their term expires at the annual meeting of stockholders to be held in 2015; and

•	the class III directors are Robert P. Badavas, Gail F. Goodman and William S. Kaiser, and their term expires at the 2013 Annual Meeting of Stockholders.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. At the 2013 Annual Meeting of Stockholders, Robert P. Badavas, Gail F. Goodman and William S. Kaiser, whose terms as class III directors will expire at the 2013 Annual Meeting of Stockholders, will stand for election as class III directors.

Below is information about each member of our board of directors, including the nominees for election as class III directors. This information includes each director’s age as of April 1, 2013 and length of service as one of our directors, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she has served as a director for at least the past five years.

In addition to the information presented below regarding each director’s or nominee’s specific experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as one of our directors, we believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry and experience in one or more areas relevant to our business and strategy, as well as a commitment to devote the time required to serve us and our board of directors effectively, in some cases for many years.

There are no family relationships among any of our directors, nominees for director and executive officers.

Director Nominees for Terms Expiring in 2013 (Class III Directors)

Robert P. Badavas.    Mr. Badavas, age 60, has served as one of our directors since May 2007. Since December 2011, Mr. Badavas has served as President and Chief Executive Officer of PlumChoice, Inc., a provider of IT solutions for businesses. He has also served as a director of PlumChoice, Inc. since November 2010. Mr. Badavas also serves as President of Petros Ventures, Inc., a venture management and advising company. Mr. Badavas served as President and Chief Executive Officer of TAC Worldwide, a technical workforce management company, from December 2005 until his retirement in October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. From September 2001 to September 2003, Mr. Badavas served as Senior Partner and Chief Operating Officer of Atlas Venture, a venture capital firm. Mr. Badavas was Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001. Prior to that, he was Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000.

From 1986 to October 1995, Mr. Badavas was Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a provider of computer networking intelligent switching systems. Mr. Badavas is a member of the board of directors and chairman of the audit committee of Hercules Technology Growth Capital, Inc., a publicly traded specialty finance company. Mr. Badavas was previously a member of the board of directors and the chairman of the audit committee of Airvana, Inc., a provider of network infrastructure products that was publicly traded until April 2010, and RSA Security, Inc., a publicly traded provider of business security solutions, from 2000 until its acquisition by EMC Corporation in 2006. Mr. Badavas holds a B.S. from Bentley University.

The board of directors has concluded that Mr. Badavas should serve as a director because his extensive business and financial experience, including his current and previous experience as a chief executive officer and chief financial officer, his experience in the business solutions and software industries and his experience as a director and audit committee member of other public companies, provide him with insight that is very valuable to both our board of directors and our audit committee.

Gail F. Goodman.    Ms. Goodman, age 52, has served as our President and Chief Executive Officer since April 1999, as a member of our board of directors since May 1999 and as Chairman of our board of directors since November 1999. Prior to joining us, Ms. Goodman served as Vice President, Commerce Products Group, of Open Market, Inc., a provider of Internet commerce application software, from 1996 until 1998, as Vice President, Marketing, of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996, as Director of Product Management of Dun & Bradstreet Software, a provider of enterprise resource planning software, from 1991 until 1994, and as Manager of Bain & Company, a business consulting firm, from 1987 until 1991. She holds a B.A. from the University of Pennsylvania and an M.B.A. from The Tuck School of Business at Dartmouth College.

The board of directors has concluded that Ms. Goodman should serve as a director because her experience as our chief executive officer for over a decade gives Ms. Goodman significant insight into our business, organization and strategic goals and objectives and because of her strong understanding of the needs of our small business customers.

William S. Kaiser.    Mr. Kaiser, age 57, has served as one of our directors since May 2006. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since 1986 and has been one of the general partners of the Greylock Limited Partnerships since 1987. Mr. Kaiser is a member of the board of directors of Red Hat, Inc., a publicly traded open source solutions provider, and several private companies. Mr. Kaiser holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Kaiser should serve as a director because Mr. Kaiser’s service throughout his career on the board of directors of over 20 private and public companies, as well as on the audit committee of over 15 private and public companies, provides him with significant strategic, business and financial experience, including insights on emerging companies and technologies, which is significant to our board of directors and our audit committee.

Directors Whose Terms Expire in 2014 (Class I Directors)

Thomas Anderson.    Mr. Anderson, age 50, has served as one of our directors since January 2007. Since July 2011, Mr. Anderson has served as the Chief Executive Officer and a member of the board of directors of Education Dynamics, LLC, a provider of marketing support services to post-secondary educational institutions. From August 2009 until September 2010, Mr. Anderson served as the President and Chief Executive Officer of Integrity Interactive Corporation, a provider of compliance and risk management solutions, which was acquired by SAI Global Limited. From January 2007 until December 2007, Mr. Anderson was the Senior Vice President, Direct to Consumer Channel, of SLM Corporation, a provider of student loans. From January 2005 until January 2007, Mr. Anderson was the President, Chief Executive Officer and a member of the board of directors of

Upromise, Inc., a provider of financial resources for college-bound individuals, which was acquired by SLM Corporation. From January 2003 until January 2005, he served as Chief Executive Officer of AmeriFee, LLC, a medical finance company owned by Capital One Financial Corporation. From 2001 until 2003, he served as a Senior Vice President of Capital One Financial Corporation, a financial services company. Mr. Anderson holds a B.A. from Dartmouth College and an M.S. from the Massachusetts Institute of Technology Sloan School of Management.

The board of directors has concluded that Mr. Anderson should serve as a director because Mr. Anderson’s experience as an executive officer of several companies and a partner at a large consulting firm, where he worked with companies that provide direct-to-market consumer marketing, provide him with insight into the challenges and opportunities that we face.

Jay Herratti.    Mr. Herratti, age 46, was elected to serve as one of our directors in July 2012. From September 2004 to May 2012, Mr. Herratti held numerous leadership positions at IAC/InterActiveCorp, a publicly traded internet company, or IAC, including, from June 2010 to May 2012 as Chief Executive Officer of CityGrid Media, an online media company that connects online consumers with local businesses through its owned and operated web and mobile sites and through its ad network; from June 2008 to June 2010 as Chief Executive Officer of Citysearch and concurrently from January 2009 to December 2009 as Chief Executive Officer of Evite; from April 2007 to June 2008 as President of Citysearch; from December 2005 to April 2007 as Senior Vice President, Strategic Planning, for IAC corporate and concurrently from January 2007 to June 2007 as Interim Chief Executive Officer of IAC Advertising Solutions; and from September 2004 to December 2005 as Senior Vice President, Strategy & Business Development, for IAC Electronic Retailing & HSN. Before joining IAC, Mr. Herratti held the position of Senior Vice President of e-Business Strategy and Development at Federated Department Stores. Previously, he held senior positions with The Boston Consulting Group, Inc. and GE Capital, a division of the General Electric Corporation. From November 2009 to May 2012, Mr. Herratti served on the board of directors of Orange Soda, a private online marketing company for local businesses. Mr. Herratti holds a B.S. from the University of Maryland at College Park and an M.B.A. from INSEAD.

The board of directors has concluded that Mr. Herratti should serve as a director because Mr. Herratti’s extensive experience in ecommerce and online media and advertising, including his recent focus on local advertising, his service as an operating executive and his strategic insights are extremely valuable to our board of directors and our company as a whole.

Sharon T. Rowlands.    Ms. Rowlands, age 54, has served as one of our directors since July 2010. Since November 2011, Ms. Rowlands has been the Chief Executive Officer of Altegrity, Inc., a global provider of investigation services and risk consulting. From November 2008 until October 2011, Ms. Rowlands served as the Chief Executive Officer of Penton Media, Inc., a media company that publishes specialized business magazines, produces trade shows and provides a broad range of online media and custom marketing solutions. She served on the board of directors of Penton Media, Inc. from November 2008 until April 2012. From 2000 to 2008, she was President and then Chief Executive Officer and President of Thomson Financial, a provider of information and technology solutions to the financial community and a business unit of The Thomson Corporation. Ms. Rowlands holds a B.A. from Newcastle University and a Post Graduate Certificate of Education from the University of London.

The board of directors has concluded that Ms. Rowlands should serve as a director because Ms. Rowlands’ executive, managerial and operational experience, including technology solutions businesses, have provided her with a strong background in business innovation and strategy, as well as deep insight into client service and business-to-business relationships.

Directors Whose Terms Expire in 2015 (Class II Directors)

John Campbell.    Mr. Campbell, age 65, has served as one of our directors since March 1999 and is a private investor. From December 2005 until June 2006, he served as interim Chief Operating Officer of DFA Capital Management Inc., a risk management software company. Mr. Campbell was a director of WAM Systems from September 1999 to December 2012, DFA Capital Management from December 2005 to December 2010 and SellMyTimeshareNow.com from January 2009 to June 2012, all privately held software companies. Mr. Campbell co-founded Marcam Corporation, a leading developer of enterprise resource planning software, in 1980.

The board of directors has concluded that Mr. Campbell should serve as a director because Mr. Campbell’s experience of over thirty years in the business software industry enables him to provide significant and valuable insight to our board of directors and because of his long-standing knowledge of our business and his extensive involvement with the small business community in Massachusetts and on a national level.

Daniel T. H. Nye.    Mr. Nye, age 46, has served as one of our directors since March 2009. Since March 2010, Mr. Nye has served as the President and Chief Executive Officer of Rocket Lawyer Incorporated, a provider of online legal solutions. He has also served as a director of Rocket Lawyer since December 2009. From February 2007 until January 2009, he served as Chief Executive Officer of LinkedIn Corporation, an online professional networking company. From April 2002 to January 2007, he served as Executive Vice President and General Manager, Investment Management, of Advent Software, Inc., a provider of software solutions to investment management organizations. Previously, Mr. Nye served as an executive with Intuit, Inc., a provider of small business software solutions. Mr. Nye serves on the board of directors of three private companies. Mr. Nye holds a B.A. from Hamilton College and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Nye should serve as a director because it believes Mr. Nye’s experience as a chief executive officer, his extensive knowledge of the business software industry, particularly his experience addressing the needs of small businesses, and his familiarity with the technology community in Northern California are extremely valuable.

Director Independence

Under applicable NASDAQ Stock Market, Inc. Marketplace Rules, a director of Constant Contact will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Anderson, Badavas, Campbell, Herratti, Kaiser and Nye and Ms. Rowlands has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Board Leadership Structure

Ms. Goodman has served as the chairman of our board of directors and chief executive officer since 1999. This board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Our board of directors, upon the recommendation of our nominating and corporate governance committee, has determined that having the same individual hold both positions is in the best interests of our company and our stockholders and consistent with good corporate governance for the following reasons:

•

our chief executive officer is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our board of directors’ agenda on the key issues facing our company;

•

having one person serve as both chief executive officer and chairman of our board of directors demonstrates to our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations, which we believe eliminates the potential for duplication of efforts and inconsistent actions;

•	oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without an independent chairman; and

•

our board of directors believes that it has lessened any of the potential concerns associated with Ms. Goodman’s dual role by appointing a lead independent director. For more information regarding our lead independent director, see “— Lead Independent Director” below.

We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures. However, we believe our current leadership structure remains the optimal board leadership structure for us. The board of directors has requested that the nominating and corporate governance committee review this determination on an annual basis.

Lead Independent Director

Mr. Campbell is our lead independent director. Mr. Campbell is an independent director within the meaning of NASDAQ Stock Market, Inc. Marketplace Rules.

Mr. Campbell’s duties as lead independent director include the following:

•	chairing meetings of the independent directors in executive session, which generally occur at each regularly scheduled quarterly meeting of the board of directors;

•	acting as a liaison between other members of our board of directors and our chairman and chief executive officer;

•	facilitating discussions among independent directors on key issues outside of board meetings;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•	assisting our chairman and chief executive officer in preparing the agenda for each board meeting and in determining the need for special meetings of our board of directors;

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors; and

•	consulting with our chairman and chief executive officer on matters relating to corporate governance and board performance.

Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management function. While the audit committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing our risk management. For example, our board of directors engages in periodic discussions with such company officers as our board of directors deems necessary, including the chief executive officer, chief financial officer, general counsel and senior vice president, product. In addition, our compensation committee reviews compensation policies and practices as they relate to risk management practices and risk-taking incentives. We believe that the leadership structure of our board of directors also supports effective risk management oversight.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that is approved annually by our board of directors. Current copies of each committee’s charter are available in the “Investor Relations” section of our website at www.constantcontact.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market, Inc. Marketplace Rules and SEC rules and regulations.

Our board of directors has determined that each of the members of each of the three standing committees of the board of directors is independent as defined under the NASDAQ Stock Market, Inc. Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. All members of our audit committee are independent as determined in compliance with the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The current members of our audit committee are Messrs. Anderson, Badavas and Kaiser. Mr. Badavas is the chairman of the audit committee.

Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the NASDAQ Stock Market, Inc. Marketplace Rules. Our board of directors has also determined that Mr. Badavas is an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Stock Market, Inc. Marketplace Rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process, our internal controls over financial reporting and the audits of our financial statements and internal controls over financial reporting.

Our audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	overseeing our risk management function;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met six times and acted by written consent once during 2012.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “AUDIT-RELATED MATTERS” below.

Compensation Committee

The current members of our compensation committee are Messrs. Campbell and Nye and Ms. Rowlands. Ms. Rowlands is the chairman of the compensation committee.

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	granting equity awards pursuant to authority delegated by our board of directors;

•	reviewing, and making recommendations to our board of directors with respect to, director compensation;

•	assessing overall compensation policies and practices as they relate to risk management and risk-taking incentives; and

•	preparing the compensation committee report required by SEC rules, which is included below under “EXECUTIVE COMPENSATION — Compensation Committee Report.”

Our compensation committee met twelve times and acted by written consent four times during 2012.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Messrs. Anderson, Campbell, Herratti and Kaiser. Mr. Campbell is the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee’s responsibilities include:

•

recommending to our board of directors the persons to be nominated for election as directors, the persons to fill vacancies on our board of directors and the persons to be appointed to each of the committees of our board of directors;

•	overseeing a periodic review by our board of directors with respect to management succession planning, particularly with respect to the president and chief executive officer;

•	developing and recommending to our board of directors corporate governance principles and guidelines;

•	coordinating educational initiatives for our board of directors; and

•	overseeing annual evaluations of our board of directors and committees.

Our nominating and corporate governance committee met two times and acted by written consent once during 2012.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

Board Meetings

Our board met thirteen times and acted by written consent once during 2012.

Board and Committee Meeting Attendance

During 2012, each incumbent director attended at least 75% of the total number of board meetings and the total number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meetings

Our corporate governance guidelines provide that directors are responsible for attending the 2013 Annual Meeting of Stockholders. Three out of seven directors at that time attended our 2012 Annual Meeting of Stockholders.

Director Compensation

Non-employee directors do not receive compensation for their service as directors. Each non-employee director receives an annual retainer of $20,000 for service as a director. Each non-employee director other than committee chairpersons receives an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee receives an annual retainer of $15,000, the chairman of the compensation committee receives an annual retainer of $10,000 and the chairman of the nominating and corporate governance committee receives an annual retainer of $5,000. In addition, the lead independent director receives an annual fee of $5,000. We pay our directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. The compensation committee, with the assistance of the independent compensation consultant, reviews director compensation periodically and recommends changes to the board of directors as necessary. Our 2011 stock incentive plan provides that discretionary awards under our 2011 stock incentive plan to non-employee directors must be approved by a committee, all of the members of which are “independent directors” as defined under applicable NASDAQ Stock Market, Inc. Marketplace Rules.

Pursuant to our 2011 stock incentive plan, each non-employee director received an automatic option grant to purchase 25,000 shares of our common stock upon his or her initial election to our board of directors. Each non-employee director also received an automatic annual option grant to purchase 10,000 shares of our common stock at each annual meeting after which he or she continued to serve as a director, provided each such non-employee director had served on our board of directors for at least six months prior to the annual meeting. All of these options have a seven-year term and vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants, one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting every three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. Upon a change of control of our company, these options will vest in full.

The following table sets forth information regarding compensation earned by each non-employee director during the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Thomas Anderson	$27,500	$93,448	$120,948
Robert P. Badavas	$35,000	$93,448	$128,448
John Campbell	$33,750	$93,448	$127,198
Jay Herratti	$11,250	$198,100	$209,350
William S. Kaiser	$27,500	$93,448	$120,948
Daniel T. H. Nye	$23,750	$93,448	$117,198
Sharon T. Rowlands	$30,000	$93,448	$123,448

(1)	These fees were earned by each director in 2012 and paid during 2012 and in January 2013.

(2)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our directors in 2012, calculated in accordance with applicable accounting guidance for equity awards. For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not represent the actual amounts paid to or realized by a director during 2012.

(3)	Pursuant to the non-employee director automatic option grant provisions of our 2011 stock incentive plan in effect in 2012, each then serving non-employee director was granted on June 5, 2012, the date of our annual meeting of stockholders held in 2012, an option to purchase 10,000 shares of common stock, with an exercise price of $20.84 per share. The following table shows the aggregate number of vested and unvested stock options held as of December 31, 2012 by each person who served as a director during the year ended December 31, 2012:

Name	Options (#)
Thomas Anderson	50,000
Robert P. Badavas	89,000
John Campbell	50,000
Jay Herratti	25,000
William S. Kaiser	50,000
Daniel T. H. Nye	55,000
Sharon T. Rowlands	45,000

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee, our board of directors and members of our senior management. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and did so with respect to the candidacy of Mr. Herratti, who was elected to the board of directors in July 2012.

In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics: a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy and a commitment to devote the time required to serve us and our board of directors effectively. We also value experience on other public company boards of directors and board committees. In addition, our nominating and corporate governance committee believes that at least one member of our board of directors, but not necessarily each member, should have one or more of the following skill sets or specific experience, such that each of these is represented on our board of directors as a whole: experience in our industry or in industries that are similar to the industry in which we operate; executive operating experience; experience as a senior officer of a public company; and qualification as an audit committee financial expert, as defined by applicable SEC rules.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, our nominating and corporate governance committee also takes into consideration the diversity (with respect to gender, race and national origin) of our directors. Our nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

The director biographies on pages 7 and 8 of this proxy statement indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he or she should continue to serve as a director of our company. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group, together with our directors whose terms will continue after the 2013 Annual Meeting of Stockholders, possess the skill sets and specific experience desired of our board of directors as a whole.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for Constant Contact’s board of directors?” and “— How and when may I submit a stockholder proposal for the 2014 annual meeting?”

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines available in the “Investor Relations” section of our website at www.constantcontact.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to: Board of Directors, c/o Corporate Secretary, Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors is committed to high governance standards and continually works to improve them. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our board of directors’ principal responsibility is to oversee our management;

•	a majority of the members of our board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

We have adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available in the “Investor Relations” section of our website at www.constantcontact.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available in the “Investor Relations” section of our website, www.constantcontact.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Investor Relations Department

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during the year ended December 31, 2012, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Stock Ownership Guidelines

In March 2013, our nominating and corporate governance committee adopted revised stock ownership guidelines applicable to our executive officers. The stock ownership guidelines provide that our executive officers should own company stock with a value at least equal to three times annual base salary for the president and chief executive officer and one time annual base salary for all other executive officers. For purposes of calculating the number of shares held by an executive officer, shares that are owned directly by the person, shares owned jointly by the person and their spouse, shares held in a trust established by the person for the benefit of the person and/or family members and 60% of the value of any unvested restricted stock units that vest based on the passage of time are counted in determining compliance with the ownership guidelines. Unvested and unearned restricted stock units that have performance goals and unexercised stock options do not count in determining compliance with the ownership guidelines. The board of directors and the compensation committee may consider an executive officer’s compliance with the ownership guidelines in connection with compensation decisions, promotion opportunities, and other similar matters, to the extent they determine appropriate in their discretion. In addition, in reviewing compliance with the ownership guidelines, the nominating and corporate governance committee and the compensation committee may consider the length of time that an individual has served as an executive officer. In general, it is expected that executive officers will be in compliance with the ownership guidelines within two years of adoption of the guidelines or within three years of commencement of employment. The stock ownership guidelines for our non-employee directors remain unchanged. Each non-employee director must hold a minimum of 5,000 shares of our common stock. For purposes of calculating the number of shares held by a non-employee director, shares that are owned directly and shares over which the person has investment or voting power and shares that may be acquired under vested, in-the-money options are counted. Existing directors have two years from the date of adoption of the guidelines (April 2012) to meet the minimum ownership guidelines. New directors have two years from the date of their election as a director to meet the minimum ownership guidelines. Compliance with our stock ownership guidelines for non-employee directors will be reviewed annually and at the time each director requests clearance to sell shares of our common stock under our insider trading policy. Depending on the circumstances, if an individual is not in compliance with our stock ownership guidelines, permission to sell shares of our common stock may be denied.

Currently, only Gail F. Goodman, our president, chief executive officer and chairman of the board of directors, and Wiley Cerilli, our vice president, general manager, SinglePlatform, are in compliance with the ownership guidelines for executive officers. Ms. Goodman currently has a base salary of $450,000. She owns 617,384 shares of stock valued at more than $8.0 million as of March 31, 2013, far above the minimum ownership requirement. Mr. Cerilli currently has a base salary of $205,000. He holds 49,529 unvested restricted stock units that vest based on the passage of time, 60% of which are valued at more than $380,000 as of March 31, 2013, which exceeds the minimum ownership requirement. All non-employee directors, with the exception of Mr. Herratti, who joined the board of directors in July 2012, and thus, has until July 2014 to comply, are in compliance with the ownership guidelines.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chairman of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by our audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose and the potential benefits to us of the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee will review all relevant information available to it about the related person transaction. Our audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. Our audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Transactions with Related Persons

Since January 1, 2012, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, we have entered into indemnification agreements with each of our directors and officers and certain key employees that include indemnification provisions that are generally broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. For more information regarding these agreements, see “EXECUTIVE COMPENSATION — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” below.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2012. The audit committee has also reviewed and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee the following to the extent applicable or relevant, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in the letter and its independence with respect to us, including a review of audit and non-audit fees and services, and concluded that PricewaterhouseCoopers LLP is independent.

Based on its discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information referred to above provided by management and PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

By the Audit Committee of the Board of Directors of Constant Contact, Inc.

Robert P. Badavas, Chairman

Thomas Anderson

William S. Kaiser

Auditor Fees and Services

The following table presents the aggregate fees billed (or expected to be billed) by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the years ended December 31, 2012 and December 31, 2011.

Fee Category	2012	2011
Audit Fees(1)	$686,500	$644,769
Audit-Related Fees(2)	—	—
Tax Fees(3)	$60,300	$59,000
All Other Fees(4)	$1,800	$1,800

Total Fees	$748,600	$705,569

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements, the review of financial information included in our filings with the SEC, the audit of certain financial statements of companies we acquired to the extent such audits were required by SEC rules and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2012 and 2011, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees in 2012 and 2011 related to the preparation of our federal and state tax returns.

(4)	All other fees for 2012 and 2011 consisted of fees related to a subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise PricewaterhouseCoopers LLP’s independence. The audit committee’s charter, which is available in the “Investor Relations” section of our website, www.constantcontact.com, requires that all proposals to engage PricewaterhouseCoopers LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before PricewaterhouseCoopers LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules. From time to time, our audit committee may pre-approve specified types of “de minimis” services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

EXECUTIVE OFFICERS

Below is information about each of our current executive officers, other than Ms. Goodman, our Chairman, President and Chief Executive Officer, whose information is included above in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.” This information includes each officer’s age as of April 1, 2013, his or her position with us, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and director nominees.

Ellen M. Brezniak.    Ms. Brezniak, age 54, has served as Senior Vice President, Customer Operations, since March 2012 and before that as Senior Vice President, Product Strategy, beginning in December 2008. Ms. Brezniak joined us in September 2006 as Vice President, Product Strategy. From September 2004 until September 2006, she served as Senior Vice President of Marketing and Product Management of GetConnected, Inc., a provider of transaction processing platforms for enabling the sale of digital services. From January 2001 until August 2004, Ms. Brezniak served as Vice President of Marketing of OutStart, Inc., an e-learning software company. Prior to 2001, Ms. Brezniak also held leadership positions at Be Free, Inc., Open Market Inc. and Progress Software, Inc. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

Harpreet S. Grewal.    Mr. Grewal, age 46, has served as Executive Vice President, Chief Financial Officer and Treasurer since July 2010. Prior to joining us, Mr. Grewal served as Chief Financial Officer of TheLadders.com, Inc., an online job search platform and recruiting company, from September 2009 to June 2010. From October 2006 to October 2008, Mr. Grewal served as Executive Vice President and Chief Financial Officer of VistaPrint Limited, a publicly traded provider of marketing services to small businesses. From August 2002 to September 2006, Mr. Grewal served as Senior Vice President and Chief Financial Officer of GoldenSource Corporation, a global provider of enterprise data management software for financial institutions. From July 1999 to August 2002, Mr. Grewal served as Chief Financial Officer of eGain Communications Corporation, a publicly traded provider of CRM software solutions. From 1996 to 1999, Mr. Grewal served in numerous finance and strategy positions during his tenure at PepsiCo, Inc. and Pepsi-Cola North America Beverages. Mr. Grewal holds a B.A. from the University of California at Berkeley and an M.A. from The Johns Hopkins University School of Advanced International Studies.

Joel A. Hughes.    Mr. Hughes, age 49, has served as Senior Vice President, Strategy and Corporate Development, since December 2011. Prior to joining us, Mr. Hughes served as President and Chief Executive Officer of Umber Systems, Inc., a leader in mobile data analytics, from May 2010 to July 2011. From December 2007 to November 2009, Mr. Hughes served as Chief Executive Officer of LiveWire Mobile, Inc., a leading provider of managed personalization services for mobile operators. Mr. Hughes was the founder and Chief Executive Officer of several startup organizations, including Openera Inc. (acquired by NMS Communications Corporation), SnowShore Networks, Inc. (acquired by Brooktrout, Inc.), ViaDSP (acquired by NMS Communications Corporation) and DSP Software Engineering (acquired by Tellabs Operations, Inc.). Mr. Hughes holds a B.S. in Electrical Engineering from the University of Rochester.

Christopher M. Litster.    Mr. Litster, age 43, has served as Senior Vice President, Sales and Marketing, since March 2013, and as Vice President and General Manager, EventSpot, from September 2010 until March 2013. Prior to that, he served as Vice President and General Manager Web Strategy and Business from August 2009 to September 2010 and as Senior Director of Conversion Marketing from February 2006 to August 2009. Prior to joining us, from 1999 until 2006, Mr. Litster held a series of marketing and management positions at IBM Corporation and Rational Software Corporation. Mr. Litster holds a B.A. in French from the University of Massachusetts, Amherst and an M.B.A. from Northeastern University.

Robert P. Nault.    Mr. Nault, age 49, has served as Vice President, General Counsel and Secretary since March 2007. From March 2010 to July 2010, Mr. Nault also served as interim Chief Financial Officer. Prior to joining us, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc., a provider of e-security technology solutions, from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Prior to that, Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from March 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault holds a B.A. from the University of Rhode Island and a J.D. from Boston University School of Law.

Robert D. Nicoson.    Mr. Nicoson, age 62, has served as Vice President and Chief Human Resources Officer since June 2008. Prior to joining us, Mr. Nicoson was a consultant and Vice President at Gather, Inc., a social network provider, from January 2007 to June 2008. Mr. Nicoson was Vice President of Human Resources and Operations of Certalogic, Inc., an enterprise software company, from 2005 to 2007. From 1999 until 2003, Mr. Nicoson was Managing Director and Chief Resources Officer for Scala Business Solutions N.V., a Netherlands-based resource planning software company. Prior to 1999, Mr. Nicoson held senior management positions with The Pioneer Group, Inc., Lotus Development Corp. and Atex, Inc. Mr. Nicoson holds a B.A. from Indiana State University.

Kenneth J. Surdan.    Mr. Surdan, age 49, has served as Senior Vice President, Product, since June 2012. Prior to joining us, Mr. Surdan served as Vice President of Operations at Turbine Inc. from October 2008 until June 2012, where he was responsible for technical operations and infrastructure, customer service, planning and program management and internal operations. Before Turbine Inc., he was Senior Vice President of Technology at TripAdvisor, Inc. from September 2007 to January 2008, and Chief Operating Officer and Chief Technology Officer at SmartBargains.com from 2004 to 2007. He has also held leadership positions at National Leisure Group, Send.com, The Stride Rite Corporation, The Timberland Company and Digital Equipment Corporation. Mr. Surdan holds a B.S. from Boston University and an M.B.A. from Babson College.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012.

By the Compensation Committee of the Board of Directors of Constant Contact, Inc.

Sharon T. Rowlands, Chairman

John Campbell

Daniel T. H. Nye

Compensation Discussion and Analysis

Executive Summary

Constant Contact is a leading provider of on-demand Engagement Marketing™ tools that are designed for small organizations, including small businesses, associations and non-profits. Our tools include our email marketing, social media marketing, event marketing, local deals and survey products. In June 2012, we began offering a mobile storefront tool following our acquisition of SinglePlatform, Inc., or SinglePlatform. We seek to help our customers succeed by creating and growing their customer and member relationships through our easy-to-use products combined with education, support, KnowHow® and coaching. By enabling sharing, endorsement and engagement across all channels, we believe small organizations will generate new and repeat business and relationships. Our engagement marketing products enable our customers to launch and monitor marketing campaigns across multiple channels, including email, social media, events, local deals and surveys. Managing the complexities of our business is crucial to our continuing success, and our leadership must be capable of supporting such objectives.

Business Performance

In 2012, our company:

•	added approximately 170,000 gross unique customers and finished the year with over 555,000 unique customers;

•	grew revenue approximately 17.6% to $252.2 million from $214.4 million in 2011;

•	generated approximately $16.8 million of free cash flow*;

•

launched two new products, Social Campaigns™, which allows users to create, publish, promote and run campaigns on Facebook®, and SaveLocal™, which helps small businesses run local deals, gives merchants control of the deal and allows small businesses to incentivize social sharing to attract qualified new customers and drive repeat business;

•

acquired CardStar, Inc., a leading developer of mobile applications that extend the use of loyalty, rewards and membership cards and mobile coupons among consumers, and SinglePlatform, a company that helps small businesses get discovered through web and mobile searches by providing a single place to update important business information;

•	sent out more than 45 billion emails on behalf of our email marketing customers; and

•	managed more than 315,000 events for more than 5 million event registrants with our EventSpot® product.

*	Free cash flow is a non-GAAP financial measure. Free cash flow is calculated by subtracting acquisition of property and equipment from net cash provided by operating activities. For the year ended December 31, 2012, free cash flow was calculated by taking the net cash provided by operating activities ($38.7 million) and subtracting acquisition of property and equipment ($21.9 million) resulting in free cash flow of $16.8 million. Our management does not consider non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. We urge investors not to rely on any single financial measure to evaluate our business.

Executive Compensation Corporate Governance Framework

The compensation committee consistently reviews the company’s compensation programs to ensure that they support our compensation philosophy and objectives, and serve the interests of our stockholders.

Our compensation “best practices” include:

•

Emphasis on Long-Term Incentive Awards Linked to Performance or At-Risk. The compensation committee seeks to provide an appropriate mix of pay elements, including finding a balance among short- versus long-term compensation and cash versus equity. A significant portion of our executives’ long-term incentive awards is linked to our strategic and financial performance, through the grant of options and restricted stock units, or RSUs, each of which provide value to an award recipient only if our stock price appreciates or certain performance goals are met. We refer to RSUs that have performance goals as Performance-Based RSUs, and all equity awards that include performance goals as Performance-Based Equity Incentive Awards. To further align the interests of the named executive officers with our stockholders, during 2012, the compensation committee modified the long-term incentive program to increase the performance-based element. As a result, the awards granted in 2012 to our named executive officers were comprised (based on total grant value) of 65% Performance-Based RSUs (where 40% of the total grant value was based on revenue growth and 25% of the total grant value was based on total stockholder return, or TSR) and the rest were comprised of options that vest over time.

•

Double Trigger Arrangements. Pursuant to the terms of all equity awards granted to executive officers in December 2012, the awards will generally accelerate only in the event of a qualifying termination of employment within 12 months following a change in control (a “double trigger”) and we do not provide for tax gross-ups in connection with such acceleration. The compensation committee intends to retain this double trigger feature going forward in any new equity awards.

•

“Clawback” Policy. During 2012, the compensation committee adopted a clawback policy. In the event that our company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, we may recover incentive compensation, including both cash and certain Performance-Based Equity Incentive Awards, paid to a current or former executive officer who received such compensation based on the erroneous financial information.

•

Stock Ownership Requirements. In March 2013, our nominating and corporate governance committee adopted revised stock ownership guidelines applicable to our executive officers. The stock ownership guidelines provide that executive officers should own company stock with a value at least equal to three times annual base salary for the president and chief executive officer and one time annual base salary for all other executive officers. The board of directors and the compensation committee may consider an executive officer’s compliance with the ownership guidelines in connection with employment-related decisions (such as compensation decisions and promotion opportunities) to the extent they determine appropriate in their discretion. In addition, in reviewing compliance with the ownership guidelines, the nominating and corporate governance committee and the compensation committee may consider the length of time that an individual has served as an executive officer. The stock ownership guidelines for our non-employee directors remain unchanged. Each non-employee director must hold a minimum of 5,000 shares of our common stock. For more information, see “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Stock Ownership Guidelines” above.

•

Prohibition on Hedging and Pledging Company Securities. Our insider trading policy prohibits any employees, including our named executive officers, and directors from “hedging” ownership of company securities by engaging in short sales or trading in any puts, calls and other derivatives involving company securities. In addition, all executive officers and directors are prohibited from purchasing company securities on margin, borrowing against company securities held in a margin account and pledging company securities as collateral for a loan.

•

Balanced Compensation Program. The compensation committee believes that the design of the executive compensation program balances fixed and variable compensation elements, provides alignment with our short- and long-term strategic and financial objectives, and provides stockholder value creation. For 2012, the key elements of the executive compensation program included: base salary; annual incentives under our annual bonus plan; and long-term incentives tied to company performance in the form of equity awards. In addition, each of our named executive officers are eligible for coverage under the company’s general benefit plans, and receive only limited perquisites that the compensation committee believes to be reasonable and competitive.

•	Other Considerations. Other elements of our overall compensation program that our compensation committee believes reinforce our retention strategies and demonstrate best practices include:

•	our equity compensation plan does not permit repricing of stock options or similar awards without stockholder approval;

•	all of our executives are employed on an at-will basis;

•	we do not offer multi-year guaranteed bonuses;

•	we do not offer a defined benefit pension or supplementary executive retirement plan;

•	we do not have arrangements providing for tax gross-ups;

•	the compensation committee has retained its own independent compensation consultant; and

•

the total compensation (as described under “EXECUTIVE COMPENSATION — Summary Compensation Table” below) payable to Gail F. Goodman, our president and chief executive officer, was substantially lower (approximately 60%) in 2012 than in 2011. This reduction was largely attributable to the lower value associated with equity granted to Ms. Goodman in 2012 versus 2011 and reflected, in part, a recognition by the compensation committee of the challenges we face in our business.

Pay-For Performance and Realizable Pay

The compensation committee designed the 2012 executive compensation program so that elements of variable pay (annual incentive awards, stock options and RSUs) constitute a significant portion of the target compensation awarded to our executives. The following charts demonstrate that these variable pay elements comprised at least 67% of the targeted annual compensation for the president and chief executive officer and, on average, 59% of the targeted annual compensation for the other named executive officers. For purposes of these charts, the percentage of targeted annual compensation was determined based on the annual base salary and target incentive opportunities applicable to the named executive officer at December 31, 2012.

The compensation committee reviewed total realizable compensation, as applicable, over the past three years for our president and chief executive officer and compared these realizable values to the total compensation values as disclosed below in “EXECUTIVE COMPENSATION — Summary Compensation Table” for the same years. Realizable compensation for each year includes base salary, bonus or non-equity incentive plan compensation, as applicable, as well as other non-equity compensation, all determined on the same basis as reported in the Summary Compensation Table. However, when considering the values of long-term equity incentive awards (such as RSUs and stock options), the Summary Compensation Table reflects the grant date fair value of the awards without consideration of the ultimate value (if any) realized by the executive from these awards. In considering realizable compensation with respect to long-term incentive awards, the value for each award is presented in the year that it was granted but with the value determined using (1) the value of the award at the time of the vesting (as to RSUs) or exercise (in the case of options), (2) the company’s closing stock price on the last trading day of 2012 for RSUs that were outstanding and not vested at that time, and (3) the intrinsic value for unexercised options outstanding as of the end of 2012. The compensation committee believes analyzing realizable pay is important in understanding the relationship between the grant date fair value of the long-term incentive awards and the compensation actually earned (or that may still be earned) based on company performance and changes in stock prices. The table below shows the realizable compensation for our president and chief executive officer, determined as described above, for each of the last three fiscal years, along with her total compensation as presented in the Summary Compensation Table for each of those years. The data demonstrates that realizable compensation determined in this manner is below the total compensation amount as reported in the Summary Compensation Table. This data is supplementary and is not a substitute for, and should be read in connection with, the Summary Compensation Table and related compensation disclosures below.

2012 Say-On-Pay Vote

In its compensation review process, our compensation committee considers whether our executive compensation and benefits program serves the best interests of our stockholders. In that respect, as part of its on-going review of the company’s executive compensation program, the compensation committee considered the approval by approximately 99% of the votes cast for the “say-on-pay” vote at our 2012 Annual Meeting of Stockholders. The compensation committee values the opinions expressed by stockholders in these votes and discussed the results at a meeting held after the annual meeting. While these votes are advisory and non-binding, the compensation committee and the board of directors are committed to reviewing the voting results and analyzing the reasons for any significant negative sentiment. Given the strong level of support evidenced by the 2012 say-on-pay vote, the compensation committee determined that our stockholders were supportive of our approach to executive compensation. Nevertheless, the compensation committee is committed to strengthening our pay-for-performance philosophy, and as such, implemented several new “best practices” during 2012 as described above.

At the annual meeting of stockholders held in 2011, our stockholders voted in favor of holding the “say-on-pay” vote each year. Based on this, and consistent with the recommendation of the board of directors, our board of directors adopted a policy to hold a “say-on-pay” vote every year. Our board of directors recommends that stockholders vote FOR approval of the compensation of our named executive officers this year. See “PROPOSAL 4 — ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.”

Establishing and Evaluating Executive Compensation

Overview

This Compensation Discussion and Analysis describes the manner in which executive compensation decisions are made, the elements of our compensation program and the compensation of each of our named executive officers. The information provided in this Compensation Discussion and Analysis should be read together with all of the information presented in the “EXECUTIVE COMPENSATION” section of this proxy statement.

In this Compensation Discussion and Analysis, we discuss the philosophy and objectives of our executive compensation program and how we compensated each of our named executive officers. For 2012, the named executive officers consisted of our president and chief executive officer, our chief financial officer, and our three other most highly compensated executive officers serving as executive officers at the end of 2012. For 2012, the named executive officers were:

•	Gail F. Goodman, Chairman, President and Chief Executive Officer;

•	Harpreet S. Grewal, Executive Vice President, Chief Financial Officer and Treasurer;

•	Joel A. Hughes, Senior Vice President, Strategy and Corporate Development;

•	Kenneth J. Surdan, Senior Vice President, Product; and

•	Wiley Cerilli, Vice President, General Manager, SinglePlatform.

Our Executive Compensation Philosophy and Objectives

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	reward actions and behaviors that build a foundation for the long-term strength and performance of our company while also rewarding the achievement of short-term performance goals;

•	provide competitive compensation to attract, retain and motivate executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives; and

•	align the incentives of our executives with the creation of value for our stockholders.

The compensation committee also believes that it is important to review the executive compensation practices of companies that are generally similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives.

Elements of 2012 Executive Compensation Program

The following table lists the material elements of the company’s 2012 executive compensation program. The compensation committee believes that the design of our executive compensation program balances fixed and variable compensation elements, provides alignment with the company’s short- and long-term financial and strategic priorities through our annual and long-term incentive programs and encourages stockholder value creation. Our incentives are designed to drive overall corporate performance and individual performance, with compensation payouts that may vary from target based on actual performance as measured against pre-established and communicated performance objectives.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amounts Paid
Base Salary	Fixed compensation component payable in cash.	To establish a pay foundation at competitive levels to attract and retain talented executives.	Experience, job scope, responsibilities, market data, and individual performance. Generally evaluated annually for adjustments if deemed appropriate.

Annual Incentive	Variable compensation component payable quarterly or annually in cash based on performance against established performance objectives.	To motivate and reward executives for performance on key objectives over the year.	Based on achievement of both corporate or business unit targets and/or individual performance goals. Target amounts payable are calculated as a percentage of base salary.

Long-Term Incentive	Variable compensation payable in forms of equity. Our fiscal 2012 grants included 35% options and 65% Performance-Based RSUs.	To retain and motivate executives to build stockholder value over the life of the grants.	Compensation committee considers the grant date fair value of equity awards using the Black-Scholes valuation methodology or a Monte Carlo simulation methodology, the current and projected value of existing awards, comparative share ownership of executives in our peer group and surveys, company performance, individual performance, current equity holdings and recommendations of Ms. Goodman with respect to her executive team members. The awards granted in 2012 were comprised of 65% Performance-Based RSUs, for which vesting is tied 40% to revenue growth and 25% to total stockholder return and the rest were comprised of options that vest over time.

Other Benefits	Includes general health and welfare benefits, life and disability insurance, 401(k) plan and company match, employee assistance program, certain paid leave and flexible vacation. We do not provide any defined benefit pension or supplemental pension benefits to our executive officers.	To provide basic benefits generally consistent with those offered to all employees.	All basic benefits are generally consistent with those offered to all employees, with the exception of free garage parking, which is offered to all our Waltham, Massachusetts based executive officers. The annual value of the benefit associated with free garage parking is less than $900.

Role of the Compensation Committee

The compensation committee is specifically responsible for establishing compensation and benefits programs for our executive officers, including Ms. Goodman and her executive management team. The compensation committee is comprised solely of independent directors, and its membership currently consists of Sharon T. Rowlands, who serves as chairman, John Campbell and Daniel T. H. Nye. The members are recommended by the nominating and corporate governance committee and are generally elected by the board of directors on an annual basis. For more information regarding the compensation committee, see “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Committees of our Board of Directors — Compensation Committee” above.

The compensation committee establishes the overall objectives and philosophy of our executive compensation program, determines the specific components of executive compensation, engages the independent compensation consultant, sets and reviews corporate and business unit performance goals typically based on budgets and operating plans approved by the board of directors and, when applicable, individual performance goals for Ms. Goodman, and approves incentive payouts and equity awards. With regard to Ms. Goodman’s compensation, the compensation committee performs these functions with input from its compensation consultant and the other members of the board of directors, and with regard to the other named executive officers, the compensation committee relies primarily on Ms. Goodman’s recommendations as well as input from its compensation consultant. In all cases, the compensation committee has final responsibility for all executive compensation decisions.

In 2012, the compensation committee held 12 meetings and acted by written consent on four occasions.

Independent Compensation Consultant

During fiscal 2011, the compensation committee retained Compensia, Inc., or the prior compensation consultant, to review and recommend changes to our executive compensation program for fiscal 2012. The prior compensation consultant provided services solely on behalf of the compensation committee. During the middle of fiscal 2012, the compensation committee changed compensation consultants and engaged the services of Frederic W. Cook & Co., Inc., or the current compensation consultant, to provide executive and director compensation consulting services to the compensation committee. The current compensation consultant is retained by and reports to the compensation committee and participates in most committee meetings. The current compensation consultant informs the committee on market trends, as well as regulatory issues and developments and how they may impact the company’s executive compensation programs. The current compensation consultant also:

•	participates in the design of executive compensation programs to help the committee evaluate the linkage between pay and performance;

•	reviews market data and advises the compensation committee on recommending the chief executive officer’s compensation levels to the board of directors;

•	reviews and advises the compensation committee regarding the compensation of the other executive officers; and

•	as of 2013, reviews and advises the compensation committee regarding director compensation.

The current compensation consultant does not provide any other services to the company. The compensation committee has assessed the independence of the current compensation consultant pursuant to the NASDAQ Stock Market, Inc. Marketplace Rules and the company concluded that the current compensation consultant's work for the compensation committee did not raise any conflict of interest.

Setting 2012 Executive Compensation

We conduct our business in a competitive labor environment, particularly in the geographic areas in which we operate. As such, the compensation committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives. The compensation committee further believes that the comparative framework should be reviewed on an annual basis and revised as necessary to reflect the changing nature of our business and the executive compensation environment.

In late 2011, the compensation committee worked with the prior compensation consultant in order to review the company’s executive compensation programs to ensure that the design and levels of each compensation element were consistent with the company’s compensation philosophy and objectives (as described above), appropriate to support the company’s strategic performance objectives and reasonable when compared to market pay practices and our peer companies (as described below).

Market Data

In establishing executive compensation levels for 2012, the compensation committee received a competitive benchmarking analysis from the prior compensation consultant. The prior compensation consultant developed two comparative data sources for analytical purposes, a peer group, which we refer to as the 2012 Peer Group, and compensation data from a published executive compensation survey. Based on its review of our business, in establishing the 2012 Peer Group, the prior compensation consultant considered the prior year’s peer group and suggested revisions based on our industry, growth rates and business model. In particular, the prior compensation consultant specifically considered the following factors in developing the 2012 Peer Group at the time the group was established in the summer of 2012:

•	software companies, with software as a service companies as a primary focus, and small business/consumer facing companies being an additional consideration;

•	revenue (between approximately $95 million to $400 million, or approximately one-half to two times our revenue);

•	strong revenue growth (generally over 20%);

•	market capitalization (between approximately $200 million to $1.6 billion, or approximately one-third to three times the market capitalization of our company);

•	headcount (generally, up to 1,500 employees, or approximately two times the number of employees we had at the time); and

•	location (predominately U.S. East Coast and West Coast).

After considering the prior compensation consultant’s analysis, the compensation committee established the following 2012 Peer Group:

2012 Peer Group

comScore, Inc.	Medidata Solutions, Inc.	Synchronoss Technologies, Inc.
Ebix, Inc.	NIC Inc.	Taleo Corp.
Limelight Networks, Inc.	OpenTable, Inc.	The Ultimate Software Group, Inc.
LivePerson, Inc.	RightNow Technologies, Inc.	Vocus, Inc.
LogMein, Inc.	SuccessFactors, Inc.

Once the compensation committee established the 2012 Peer Group, the prior compensation consultant undertook a process to match our executive positions, which in some cases are not traditional, with those of the companies in the 2012 Peer Group and in the published executive compensation survey.

The compensation committee approved changes to the peer group in September 2012 based on the recommendations of our current compensation consultant, which we refer to as the Current Peer Group. Changes were made in order to increase the number of companies and reduce the range of revenue and market capitalization metrics. The Current Peer Group consists of the following companies:

Current Peer Group

Blucora, Inc.	Medidata Solutions, Inc.	OpenTable, Inc.
comScore, Inc.	NIC Inc.	Perficient, Inc.
Dealertrack Technologies, Inc.	J2 Global, Inc.	RealNetworks, Inc.
Digital River, Inc.	Limelight Networks, Inc.	Synchronoss Technologies, Inc.
Ebix, Inc.	LivePerson, Inc.	Vocus, Inc.
ExactTarget, Inc.	LogMein, Inc.	Web.com Group, Inc.
Internap Network Services Corporation

Our positioning with respect to the Current Peer Group expressed in terms of revenue, operating income, number of employees and market capitalization, is reflected in the table below:

Fiscal Year 2012 ($M)				Employees as of 12/31/12		Market Capitalization as of 12/31/12
Revenue		Operating Income
Web.com Group, Inc.	$408	J2 Global, Inc.	$163	Dealertrack Technologies, Inc.	2,000	J2 Global, Inc.	$1,613
Blucora, Inc.	$407	Ebix, Inc.	$76	Ebix, Inc.	1,903	ExactTarget, Inc.	$1,362
Dealertrack Technologies, Inc.	$389	Blucora, Inc.	$45	Web.com Group, Inc.	1,900	Dealertrack Technologies, Inc.	$1,227
Digital River, Inc.	$386	NIC Inc.	$43	Perficient, Inc.	1,677	Opentable, Inc.	$1,109
J2 Global, Inc.	$371	Synchronoss Technologies, Inc.	$39	ExactTarget, Inc.	1,673	NIC Inc.	$1,056
Perficient, Inc.	$327	Opentable, Inc.	$37	Digital River, Inc.	1,473	Medidata Solutions, Inc.	$1,015
ExactTarget, Inc.	$292	Perficient, Inc.	$28	Synchronoss Technologies, Inc.	1,340	Synchronoss Technologies, Inc.	$819
Synchronoss Technologies, Inc.	$274	Medidata Solutions, Inc.	$28	Vocus, Inc.	1,273	LivePerson, Inc.	$734
Internap Network Services Corporation	$274	Dealertrack Technologies, Inc.	$19	Constant Contact, Inc.	1,162	Web.com Group, Inc.	$727
RealNetworks, Inc.	$259	Digital River, Inc.	$12	comScore, Inc.	1,137	Blucora, Inc.	$640
comScore, Inc.	$255	LivePerson, Inc.	$11	RealNetworks, Inc.	991	Ebix, Inc.	$601

Constant Contact, Inc.	$252	LogMeIn, Inc.	$6	Medidata Solutions, Inc.	796	LogMeIn, Inc.	$556
Medidata Solutions, Inc.	$218	Internap Network Services Corporation	$5	LivePerson, Inc.	748	Digital River, Inc.	$511

NIC Inc.	$211	Constant Contact, Inc.	$4	NIC Inc.	714	comScore, Inc.	$491

Ebix, Inc.	$199	comScore, Inc.	($4)	J2 Global, Inc.	680	Constant Contact, Inc.	$434
Limelight Networks, Inc.	$180	Vocus, Inc.	($16)	Opentable, Inc.	580	Perficient, Inc.	$390
Vocus, Inc.	$171	ExactTarget, Inc.	($20)	LogMeIn, Inc.	575	Internap Network Services Corporation	$370
Opentable, Inc.	$162	Web.com Group, Inc.	($32)	Limelight Networks, Inc.	511	Vocus, Inc.	$360
LivePerson, Inc.	$157	Limelight Networks, Inc.	($39)	Internap Network Services Corporation	500	RealNetworks, Inc.	$266
LogMeIn, Inc.	$139	RealNetworks, Inc.	($41)	Blucora, Inc.	225	Limelight Networks, Inc.	$220

75th Percentile	$349		$38		1,573		$1,036
Median	$259		$12		991		$640
25th Percentile	$190		($10)		630		$441

Source: Capital IQ Compustat. Operating income calculated by Compustat and may reflect measures that are not in conformity with GAAP.

The 2012 and 2013 Executive Compensation Programs

Overview

As discussed above, our executive compensation program consists of the following principle elements: base salary, annual incentive compensation and long-term incentive compensation. Each of our named executive officers may also receive certain perquisites that the compensation committee believes to be competitive and reasonable. In addition, our named executive officers are eligible for benefits under our standard executive severance arrangements, health and welfare programs and retirement savings plan. Each of the executive compensation program elements is described in detail below.

The compensation committee established 2012 pay positioning targets for each of the components of executive compensation by benchmarking pay levels against the competitive median, while allowing variations from the median based on individual performance, retention considerations and other similar factors.

Based on recommendations from our prior compensation consultant and its review of market data, the compensation committee determined that the 2012 total target cash compensation for the named executive officers be set as follows:

Name	2012 Total Target Cash Compensation
Gail F. Goodman	$900,000
Harpreet S. Grewal	$542,750
Joel A. Hughes(1)	$364,000
Kenneth J. Surdan(2)	$435,000
Wiley Cerilli(3)	$264,300

(1)	Mr. Hughes commenced his employment with us in December 2011 and his total target compensation for 2012 was established in his offer letter.

(2)	Mr. Surdan commenced his employment with us in June 2012 and his total target compensation for 2012, which was prorated for the number of days he was employed by us in 2012, was established in his offer letter.

(3)	Mr. Cerilli commenced his employment with us in June 2012 at the time we acquired SinglePlatform and his total target compensation for 2012, which was prorated for the number of days he was employed by us in 2012, was established in his offer letter and was not changed from his compensation in effect at SinglePlatform.

Base Salary

2012 Base Salaries.     In establishing the 2012 base salaries for Ms. Goodman and Mr. Grewal, our compensation committee reviewed a number of factors, including each person’s position and functional role, seniority, job performance and overall level of responsibility, and the benchmarking and other data provided by the prior compensation consultant. In the case of Mr. Hughes and the named executive officers who joined us in 2012, the compensation committee considered each person’s position and functional role, seniority, overall level of responsibility, the benchmarking and other data provided by the prior compensation consultant and the person’s compensation from his prior employer. The compensation committee determined that Ms. Goodman and Mr. Grewal had performed very well in 2011, specifically noting the following:

•

Ms. Goodman drove significant and critical change in the organization to continue our transformation to a multi-product company, developed a multi-year strategic roadmap to drive shareholder value, new revenue growth sources and competitive differentiation, and continued to grow a world class organization driven by our commitment to small businesses and organizations. Ms. Goodman’s 2012 base salary was set just below the median for the 2012 Peer Group and the executive compensation survey.

•

Mr. Grewal displayed significant efforts to drive our transformation to a multi-product company, held a leading role on our internal business planning process and revenue initiatives, focused on accountability, managed our communications with investors, and strategically lead our company during a challenging year. Mr. Grewal’s 2012 base salary was set slightly above the median of the 2012 Peer Group and the executive compensation survey.

The table below sets forth the 2012 base salary and percentage increase over the 2011 base salary for each of our named executive officers, as determined by the compensation committee:

Name	2012 Base Salary	% Increase Over 2011
Gail F. Goodman	$450,000	13%
Harpreet S. Grewal	$325,000	8%
Joel A. Hughes(1)	$260,000	N/A
Kenneth J. Surdan(2)	$300,000	N/A
Wiley Cerilli(3)	$176,200	N/A

(1)	Mr. Hughes commenced his employment with us in December 2011 and his base salary for 2012 was established in his offer letter.

(2)	Mr. Surdan commenced his employment with us in June 2012 and his base salary for 2012, which was prorated for the number of days he was employed by us in 2012, was established in his offer letter.

(3)	Mr. Cerilli commenced his employment with us in June 2012 at the time we acquired SinglePlatform and his base salary for 2012, which was prorated for the number of days he was employed by us in 2012, was established in his offer letter and was not changed from his base salary in effect at SinglePlatform.

2013 Base Salaries.     In establishing base salaries for our named executive officers for 2013, our compensation committee reviewed the benchmarking data and other information provided by the current compensation consultant. The compensation committee decided not to increase the base salary of any of our named executive officers, other than Mr. Cerilli. The increase in Mr. Cerilli’s base salary reflected, in part, an acknowledgement by the compensation committee that Mr. Cerilli’s 2012 base salary, which did not change from his base salary in effect at SinglePlatform prior to our acquisition, reflected his role as a founder and executive of a very small technology start-up company and that Mr. Cerilli was now serving as the general manager of a business unit of a much larger public company. The table below sets forth the 2013 base salary and percentage increase over 2012 base salary for each of our named executive officers, as determined by the compensation committee:

Name	2013 Base Salary	% Increase Over 2012
Gail F. Goodman	$450,000	0%
Harpreet S. Grewal	$325,000	0%
Joel A. Hughes	$260,000	0%
Kenneth J. Surdan	$300,000	0%
Wiley Cerilli	$205,000	16%

Annual Incentive Compensation

For each of 2012 and 2013, the compensation committee established a cash incentive bonus plan for our executives, which provides for quarterly or annual or, in certain circumstances, semi-annual, cash incentive bonus payments. The cash incentive bonuses are intended to compensate our executives for the achievement of both corporate and/or business unit targets and/or individual performance goals, or MBOs. The corporate and business unit targets are generally designed to conform to financial, operating or other metrics contained in the budget developed by our management and reviewed and approved by our board of directors. In some cases, the targets are based on operating plans and “stretch targets” developed by our management. The target amounts payable under the cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate and business unit targets, the weighting of various goals for each executive and the formula for determining potential bonus amounts based on achievement of those goals. The compensation committee works with the chief executive officer, the chief financial officer and the chief human resources officer to identify corporate and business unit targets based on board budgets and, in some cases, management operating plans. MBOs are tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Ms. Goodman sets the MBOs for each executive at the beginning of the applicable measurement period. In establishing MBOs for each member of her executive team, Ms. Goodman, in consultation with the executive and in some cases, the compensation committee, typically identifies areas that she believes require focus and are strategic or important to our company as a whole. The corporate and business unit targets and MBOs are designed to be difficult to fully achieve and we generally do not expect that all of the targets and objectives will be fully achieved in all periods.

2012 Cash Incentive Bonuses. In December 2011, the compensation committee adopted the 2012 executive cash incentive bonus plan, or the 2012 Bonus Plan, for our executive officers, including our named executive officers. The following table sets forth the annual target bonus percentage under the 2012 Bonus Plan, as a percentage of 2012 annual base salary, for each of our named executive officers:

Name	Annual Target Bonus Percentage
Gail F. Goodman	100%
Harpreet S. Grewal	67%
Joel A. Hughes	40%
Kenneth J. Surdan(1)	45%
Wiley Cerilli(1)	50%

(1)	Messrs. Surdan and Cerilli were eligible for incentive bonuses in the third and fourth quarters of 2012.

Under the 2012 Bonus Plan, our executive officers were eligible to receive cash incentive bonus payments based on the achievement of:

(i) quarterly corporate financial targets, including quarterly revenue growth, or QRG, and quarterly net income adjusted for depreciation and amortization, stock-based compensation, contingent consideration adjustments, income taxes, interest and other income as a percentage of revenue, or Adjusted EBITDA Margin*;

(ii) quarterly customer satisfaction targets;

(iii) quarterly MBOs; and/or

(iv) in the case of our business unit leaders, financial and operating targets related to the executive officer’s operational area of responsibility.

*

Adjusted EBITDA Margin is a non-GAAP financial measure. Our management does not consider non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. We urge investors not to rely on any single financial measure to evaluate our business. For more information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the closest financial measures determined in accordance with GAAP, see the “Investor Relations” section of our website at www.constantcontact.com.

The compensation committee determined which of the foregoing performance metrics apply to each executive officer and the portion (if any) of such executive officer’s target cash incentive bonus that is allocated to each performance metric. The QRG and Adjusted EBITDA Margin targets and the business unit financial and operating targets for 2012 were established by our board of directors as part of the 2012 budgeting process and approved by the compensation committee. These targets were subsequently adjusted to reflect the impact of our acquisition of SinglePlatform. The quarterly customer satisfaction targets were established by the compensation committee with input from the executive team. Our compensation committee continued to believe that the QRG metric and the Adjusted EBITDA Margin metric were appropriately designed to drive revenue growth and to ensure that we meet our operating expense targets while incenting executives to work collectively to reinvest excess operating profit into our business. Our compensation committee believed it was appropriate in 2012 to compensate most of our executive officers based on the satisfaction level of our customers as measured by the monthly satisfaction surveys we distribute to a portion of our customer base.

Bonus payments in 2012 related to the QRG metric were based on the levels of achievement, as a percentage of the quarterly target QRG, as described below. For 2012, the compensation committee reduced the minimum achievement required for a payout from 85% to 80% and the corresponding payout because of the view that 85% achievement was too high a minimum threshold given the sensitivity of the QRG calculation to relatively small variations in quarterly revenue. Bonus payments for achievement between the levels described in the table below were to be made on a pro rata basis.

Achievement	Less than 80%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	140% and Greater
Payout Percentage	0%	50%	63%	75%	88%	100%	125%	150%	175%	200%	225%	250%	275%	300%

Bonus payments in 2012 related to the quarterly Adjusted EBITDA Margin metric were based on the levels of achievement, as a percentage of the quarterly target Adjusted EBITDA Margin, as described in the table below. Bonus payments for achievement between the levels described in the table below were to be made on a pro rata basis.

Achievement	< Target Adjusted EBITDA – 1% Point	Target Adjusted EBITDA – 1% Point	Target Adjusted EBITDA %	Target Adjusted EBITDA + 1% Point	> Target Adjusted EBITDA + 1% Point
Payout Percentage	0%	95%	100%	105%	105%

Bonus payments made to any executive officer based on the quarterly customer satisfaction metric were paid at 100% of the target payment if the quarterly target range was achieved. For achievement levels below the quarterly target range, the bonus payment was to be reduced by 25% for every percentage point of underachievement below the target range up to a maximum of three percentage points below the target. No payment was to be made if the quarterly achievement level was more than three percentage points below the quarterly target range. For achievement levels above the quarterly target range, the bonus payment was to be increased by 25% for every percentage point above the target range up to a maximum of four percentage points above the target.

Under the 2012 Bonus Plan, the applicable metrics and the weighting of those metrics for each named executive officer are set forth below:

	2012 Bonus Metrics (Annual Percentage Allocation)
	QRG	Semi-Annual Business Unit Performance Metric	Adjusted EBITDA Margin	MBOs	Customer Satisfaction
Gail F. Goodman	60%	N/A	15%	N/A	25%
Harpreet S. Grewal	40%	N/A	15%	20%	25%
Joel A. Hughes	40%	N/A	15%	20%	25%
Kenneth J. Surdan	40%	N/A	15%	20%	25%
Wiley Cerilli	10%	80%	10%	N/A	N/A

Ms. Goodman’s 2012 bonus award was not dependent on the achievement of individual performance goals. For 2012, the compensation committee determined to focus more of Ms. Goodman’s bonus award on revenue generation by significantly increasing the percentage of her target cash incentive bonus related to the QRG metric and eliminating the portion of Ms. Goodman’s cash incentive bonus attributable to an annual operating metric, which existed in 2011. Mr. Cerilli’s 2012 bonus award was based primarily on the achievement of financial and operating metrics related to SinglePlatform as follows: 40% was based on SinglePlatform revenue in the second half of 2012 and 40% was based on SinglePlatform’s customer count in the second half of 2012. The compensation committee determined it was appropriate that, given our recent acquisition of SinglePlatform, Mr. Cerilli’s incentive compensation should be linked to the performance of the SinglePlatform business unit he manages.

The table below shows the QRG, Adjusted EBITDA Margin and customer satisfaction targets established by the compensation committee under the 2012 Bonus Plan and our actual results.

Performance Metric	Q1 2012		Q2 2012		Q3 2012		Q4 2012
	Target	Achievement	Target	Achievement	Target	Achievement	Target	Achievement
QRG (in millions)	$2.131	$2.407	$2.489	$2.082	$2.150	$1.769	$4.997	$2.453
Adjusted EBITDA Margin	12.9%	12.0%	14.0%	12.9%	16.1%	17.6%	16.3%	15.3%
Customer Satisfaction	66%-68%	66.5%	67%-70%	64.0%	68%-70%	66.3%	70%-72%	68.0%

With respect to Mr. Cerilli, (i) the revenue target for the second half of 2012 for SinglePlatform was $1.4 million and actual achievement was $1.3 million and (ii) the customer count target for the second half of 2012 for SinglePlatform was 16,500 and actual achievement was 12,400.

Mr. Grewal’s quarterly MBOs in 2012 included developing an analytics strategy, hiring a senior leader for analytics, enhancing and improving the internal business planning process, driving better understanding of key customer conversion metrics, completing lifetime revenue analysis, engaging our board of directors on our corporate strategy and objectives, driving accountability throughout the organization, incorporating the horizon planning framework into the internal business planning process, leading the 2013 planning and budgeting process and achieving customer count targets in the third and fourth quarters. Mr. Hughes’ quarterly MBOs in 2012 included defining the business development role as it relates to large strategic partners, integrating the CardStar team, developing a vision and roadmap for CardStar and the related loyalty product, leading the SinglePlatform acquisition and integration teams, developing a sales plan for SinglePlatform, restructuring the business development organization and achieving customer count targets in the third and fourth quarters. Mr. Surdan’s quarterly MBOs in 2012 (for the third and fourth quarters only) included evaluating the Social Campaigns product and team, completing the first phase of the analytics implementation, developing the 2013 email marketing product roadmap and achieving customer count targets. For the third and fourth quarters of 2012, Ms. Goodman added MBOs for each executive that were based on quarterly customer count targets.

The table below provides for each named executive officer the incentive target and actual achievement for each performance metric under the 2012 Bonus Plan.

	INCENTIVES-TARGET						INCENTIVES-ACTUAL
Performance Metric	QRG	Adjusted EBITDA Margin	Customer Satisfaction	MBOs	Semi- Annual Target	TOTAL	QRG	Adjusted EBITDA Margin	Customer Satisfaction	MBOs	Semi- Annual Target	TOTAL
Ms. Goodman
Q1 2012	$67,500	$16,875	$28,125	—	—	$112,500	$110,025	$16,116	$28,125	—	—	$154,266
Q2 2012	$67,500	$16,875	$28,125	—	—	$112,500	$40,500	$0	$7,031	—	—	$47,531
Q3 2012	$67,500	$16,875	$28,125	—	—	$112,500	$37,125	$17,719	$14,063	—	—	$68,907
Q4 2012	$67,500	$16,875	$28,125	—	—	$112,500	$0	$16,030	$14,063	—	—	$30,093
Total 2012	$270,000	$67,500	$112,500	—	—	$450,000	$187,650	$49,865	$63,282	—	—	$300,797

Mr. Grewal
Q1 2012	$21,775	$8.166	$13,609	$10,888	—	$54,438	$35,493	$7,798	$13,609	$10,888	—	$67,788
Q2 2012	$21,775	$8.166	$13,609	$10,888	—	$54,438	$13,065	$0	$3,402	$10,343	—	$26,810
Q3 2012	$21,775	$8,166	$13,609	$10,888	—	$54,438	$11,976	$8,574	$6,805	$8,275	—	$35,630
Q4 2012	$21,775	$8,166	$13,609	$10,888	—	$54,438	$0	$7,758	$6,805	$5,444	—	$20,007
Total 2012	$87,100	$32,664	$54,436	$43,552	—	$217,752	$60,534	$24,130	$30,621	$34,950	—	$150,235

Mr. Hughes
Q1 2012	$10,400	$3,900	$6,500	$5,200	—	$26,000	$16,952	$3,725	$6,500	$5,200	—	$32,377
Q2 2012	$10,400	$3,900	$6,500	$5,200	—	$26,000	$6,240	$0	$1,625	$5,200	—	$13,065
Q3 2012	$10,400	$3,900	$6,500	$5,200	—	$26,000	$5,720	$4,095	$3,250	$3,952	—	$17,017
Q4 2012	$10,400	$3,900	$6,500	$5,200	—	$26,000	$0	$3,705	$3,250	$2,600	—	$9,555
Total 2012	$41,600	$15,600	$26,000	$20,800	—	$104,000	$28,912	$11,525	$14,625	$16,952	—	$72,014

Mr. Surdan(1)
Q3 2012	$13,500	$5,063	$8,437	$6,750	—	$33,750	$7,425	$5,316	$4,219	$5,130	—	$25,312	(2)
Q4 2012	$13,500	$5,063	$8,437	$6,750	—	$33,750	$0	$4,810	$4,219	$3,375	—	$25,312	(2)
Total 2012	$27,000	$10,126	$16,874	$13,500	—	$67,500	$7,425	$10,126	$8,438	$8,505	—	$50,624	(2)

Mr. Cerilli(3)
Q3 2012	$4,405	$4,405	—	—	—	$8,810	$1,212	$2,313	—	—	—	$3,525
Q4 2012	$4,405	$4,405	—	—	—	$8,810	$0	$2,093	—	—	—	$2,093
Semi-Annual(4)	—	—	—	—	$70,480	$70,480	—	—	—	—	$30,932	$30,932
Total 2012	$8,810	$8,810	—	—	$70,480	$88,100	$1,212	$4,406	—	—	$30,932	$36,550

(1)	Mr. Surdan commenced his employment with us and became our senior vice president, product, in June 2012. Mr. Surdan was eligible for his prorated cash incentive bonus in the third and fourth quarters of 2012.

(2)	Pursuant to our offer letter with Mr. Surdan, he was guaranteed to receive 75% of his prorated 2012 target cash incentive bonus. As a result, Mr. Surdan received an additional aggregate bonus payment of $16,130 in 2012 to satisfy our obligation to him.

(3)	Mr. Cerilli commenced his employment with us and became our vice president, general manager, SinglePlatform, in June 2012 following our acquisition of SinglePlatform. Mr. Cerilli was eligible for his prorated cash incentive bonus in the third and fourth quarters of 2012.

(4)	Mr. Cerilli was the only named executive officer who had performance targets that were measured based on semi-annual business unit financial and operating goals.

The table below provides for each named executive officer information regarding 2012 aggregate incentive payments under the 2012 Bonus Plan.

Name	2012 Target Cash Incentive Bonus	2012 Actual Cash Incentive Bonus	2012 Actual Cash Incentive Bonus as a Percentage of 2012 Target Cash Incentive Bonus	2012 Actual Cash Incentive Bonus as a Percentage of 2012 Base Salary
Gail F. Goodman	$450,000	$300,797	69%	69%
Harpreet S. Grewal	$217,752	$150,235	69%	46%
Joel A. Hughes	$104,000	$72,014	69%	28%
Kenneth J. Surdan(1)	$67,500	$50,624	75%	34%
Wiley Cerilli(2)	$88,100	$36,550	41%	42%

(1)	Mr. Surdan commenced his employment with us and became our senior vice president, product, in June 2012. Under the terms of our offer letter with Mr. Surdan his annualized base salary of $300,000 was prorated to reflect the number of days during 2012 that we employed him and his annual target cash incentive bonus of $135,000 was prorated for the third and fourth quarters of 2012. In addition, under the offer letter, Mr. Surdan was guaranteed to receive 75% of his prorated 2012 target cash incentive bonus.

(2)	Mr. Cerilli commenced his employment with us and became our vice president, general manager, SinglePlatform, in June 2012. Under the terms of our offer letter with Mr. Cerilli, his annualized base salary of $176,200 was prorated to reflect the number of days during 2012 that we employed him and his target bonus was set at $88,100.

In reviewing these results, the compensation committee noted that on average our named executive officers received approximately 65% of their target cash incentive bonuses in 2012, including the effect of Mr. Surdan’s guaranteed bonus amount. The compensation committee believed that these incentive payments were justified by the company’s performance and the goal of using performance targets to penalize underachievement, particularly as it related to important corporate goals such as QRG, customer satisfaction and customer growth.

2013 Cash Incentive Bonuses.    In December 2012, the compensation committee adopted the 2013 executive cash incentive bonus plan, or the 2013 Bonus Plan, for our executive officers, including our named executive officers. The table below sets forth the target bonus percentage under the 2013 Bonus Plan, as a percentage of 2013 annual base salary, for each of our named executive officers. These percentages were unchanged from 2012.

Name	Annual Target Bonus Percentage
Gail F. Goodman	100%
Harpreet S. Grewal	67%
Joel A. Hughes	40%
Kenneth J. Surdan	45%
Wiley Cerilli	50%

The 2013 Bonus plan is substantially similar to the 2012 Bonus Plan, except that the compensation committee determined to eliminate the portion of the bonus attributable to the customer satisfaction metric for all executive officers, to increase the portion of the bonus attributable to QRG for all executive officers except Ms. Goodman, to establish a business unit QRG objective for executive officers who manage a business unit, to increase the portion of the bonus attributable to MBOs and measure and pay them semi-annually and to establish an MBO objective for Ms. Goodman and Mr. Cerilli.

Under the 2013 Bonus Plan, the applicable metrics and the weighting of those metrics for each named executive officer are set forth below:

	2013 Bonus Metrics (Annual Percentage Allocation)
	QRG	Business Unit QRG	Adjusted EBITDA Margin	MBOs
Gail F. Goodman	50%	N/A	15%	35%
Harpreet S. Grewal	50%	N/A	15%	35%
Joel A. Hughes	50%	N/A	15%	35%
Kenneth J. Surdan	50%	N/A	15%	35%
Wiley Cerilli	25%	25%	15%	35%

Long-Term Incentive Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. Our employees, including our executives, are eligible to receive equity awards at the discretion of our compensation committee. We believe these awards provide our executives with a strong link to our long-term performance, create an ownership culture, help to align the interests of our executives and our stockholders and provide a retention feature.

In making its equity grant decisions, the compensation committee considers a number of factors, including executive equity grants as a percentage of our issued and outstanding shares of common stock, executive equity grant values as a percentage of our market capitalization, overall cost of executive management, equity granted to our named executive officers as a percentage of total equity granted and annual equity burn rates.

2011 Equity Incentive Awards.    In December 2011, the compensation committee granted Ms. Goodman and Mr. Grewal options that vest based on the passage of time, or Time-Based Options, and RSUs that vest based on the passage of time, or Time-Based RSUs. We believed this mix was appropriate as options are directly tied to company stock and have no value if the stock price decreases below the grant price, and because RSUs are also tied to stock price while serving as a more effective retention tool than options alone. For Mr. Grewal, the 2011 equity awards consisted of 30% Time-Based Options and 30% Time-Based RSUs. With respect to the remaining 40% of the total equity grant, Mr. Grewal was given the choice of Time-Based Options or Time-Based RSUs, or a combination thereof. The compensation committee determined that for Ms. Goodman, it was appropriate that the entire equity grant be issued in the form of Time-Based Options such that the ultimate value of her entire award would depend on the company’s long-term performance. The Time-Based Options and Time-Based RSUs vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive. The compensation committee granted to Ms. Goodman 250,000 Time-Based Options, which have a seven-year term and an exercise price of $24.88 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on December 6, 2011, the date of grant. The compensation committee granted to Mr. Grewal 35,000 Time-Based Options, which have the same terms as Ms. Goodman’s Time-Based Options, and 21,667 Time-Based RSUs.

2012 Equity Incentive Awards for New Executive Officers.    Mr. Hughes joined us in December 2011 and Messrs. Surdan and Cerilli each joined us in June 2012. In connection with the commencement of their employment, the compensation committee granted equity awards to each of them as follows:

Mr. Hughes

•

37,500 Time-Based Options, which have a seven-year term and an exercise price of $28.76 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on March 6, 2012, the date of grant, and will vest as to 25% of such award on the first anniversary of the date Mr. Hughes’ employment with us commenced and in equal quarterly installments over the succeeding three years, subject to Mr. Hughes’ continued employment; and

•

12,500 Time-Based RSUs, which will vest as to 25% of such award on the first anniversary of the date Mr. Hughes’ employment with us commenced and in equal quarterly installments over the succeeding three years, subject to Mr. Hughes’ continued employment.

Mr. Surdan

•

80,000 Time-Based Options, which have a seven-year term and an exercise price of $19.14 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on June 20, 2012, the date of grant, and will vest as to 25% of such award on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, subject to Mr. Surdan’s continued employment; and

•

6,667 Time-Based RSUs, which will vest as to 25% of such award on the first anniversary of the date Mr. Surdan’s employment with us commenced and in equal quarterly installments over the succeeding three years, subject to Mr. Surdan’s continued employment.

Mr. Cerilli

•

49,529 Time-Based RSUs, which will vest as to 30% of such award on June 13, 2013, and an additional 35% of such award will vest on each of June 13, 2014 and June 13, 2015, such that 100% of the Time-Based RSUs will be fully vested on June 13, 2015.

In approving Mr. Hughes’ and Mr. Surdan’s equity awards, which were granted under the Constant Contact, Inc. 2011 Stock Incentive Plan, or the 2011 stock incentive plan, the compensation committee considered the nature of each of their roles and related responsibilities and the comparative data provided by the independent compensation consultant. Mr. Cerilli’s equity awards were approved by the compensation committee in connection with our acquisition in June 2012 of SinglePlatform. Mr. Cerilli’s equity awards were granted under the Constant Contact, Inc. 2012 Inducement Award Plan, or the 2012 inducement plan, which was adopted by the board of directors in connection with the acquisition of SinglePlatform. The 2012 inducement plan provides for the grant of options and RSUs as an inducement to an individual’s entering into employment with us or in connection with an acquisition.

2012 Equity Incentive Awards.    In 2012, we modified the long-term incentive grant program to increase the performance emphasis of the awards. After considering the equity award practices of the market generally, and based on the recommendations of our current compensation consultant, the compensation committee decided to eliminate Time-Based RSUs from the annual program and award our named executive officers a combination of Time-Based Options and Performance-Based RSUs. In December 2012, our annual grants to our named executive officers consisted of a mix, based on the estimated value of the awards, of: 40% Performance-Based RSUs that vest based on our achievement of certain revenue growth goals and the executive’s satisfaction of a two-year service condition, or Revenue RSUs; 25% Performance-Based RSUs that vest based on our achievement of a TSR goal, or TSR RSUs; and 35% Time-Based Options.

•	The Revenue RSUs can be earned up to 100% of target based on when we achieve quarterly revenue of $125 million and vest as follows:

•	if we achieve the revenue goal on or before the quarter ending March 31, 2016, an award recipient will be entitled to 100% of the target amount of his or her award;

•

if we achieve the revenue goal after the quarter ending March 31, 2016 but on or before the quarter ending September 30, 2016, then an award recipient will be entitled to 50% of the target amount of his or her award;

•

if we achieve the revenue goal after the quarter ending September 30, 2016 but on or before the quarter ending March 31, 2017, then an award recipient will be entitled to 25% of the target amount of his or her award;

•	if the revenue goal is not achieved on or before the quarter ending March 31, 2017, all remaining Revenue RSUs will automatically be forfeited without payment or the issuance of any shares; and

•

the Revenue RSUs are also subject to a service condition. Therefore, even if the shares are earned early pursuant to the foregoing schedule, the shares will not vest until the second anniversary of the date of grant (or, if later, the date on which we file our first Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, following the end of the fiscal quarter in which the revenue goal is achieved), subject to continued employment through such date.

•	The TSR RSUs, which are based on our three-year relative TSR versus the Current Peer Group, vest as follows:

•

if the TSR achieved during the three year measurement period equals or exceeds the 75th percentile of the TSR of the Current Peer Group, the TSR RSUs shall vest with respect to 125% of the target shares;

•	if the TSR achieved equals or exceeds the 50th percentile and is less than the 75th percentile of the TSR of the Current Peer Group, the TSR RSUs shall vest with respect to 100% of the target shares;

•

if the TSR achieved equals or exceeds the 25th percentile and is less than the 50th percentile of the TSR of the Current Peer Group, the TSR RSUs shall vest with respect to 50% of the target shares; and

•	if the TSR achieved is less than the 25th percentile of the Current Peer Group, the TSR RSUs will be cancelled without any vesting.

The number of shares of company common stock underlying our annual grants to our named executive officers in December 2012 were as follows:

Name	2012 Performance-Based RSUs (at target)	2012 Time-Based Stock Options
Gail F. Goodman	41,048	49,130
Harpreet S. Grewal	36,218	43,350
Joel A. Hughes	19,316	23,120
Kenneth Surdan	19,316	23,120
Wiley Cerilli(1)	13,280	15,895

(1)	By mutual agreement between Mr. Cerilli and us, on March 4, 2013, in exchange for nominal consideration of $1.00, the Time-Based Options and the Performance-Based RSUs awarded to Mr. Cerilli in December 2012 were cancelled. At Mr. Cerilli’s request, the cancelled awards were reallocated to the members of the SinglePlatform leadership team in the form of Time-Based RSUs.

Severance and Change in Control Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. In addition, severance protections in a change in control context help ensure leadership continuity and appropriate behaviors during a time of transition, including a sustained focus on the best interests of stockholders and the company. Accordingly, we provide severance protections for all of our executive officers, except Mr. Cerilli, pursuant to our standard executive severance agreement. Under these agreements, if an executive’s employment with the company is terminated by us without “cause” or by the executive for “good reason,” subject to the executive executing a release of claims, the executive is entitled to any accrued obligations, 12 months’ base salary and continuation health coverage under COBRA for the 12-month period.

In addition to the severance benefits described above, all of our annual grants to our named executive officers in December 2012 contain a “double trigger” vesting provision, pursuant to which the outstanding awards will vest in the event of a qualifying termination of employment within 12 months following a change of control. The forms of award agreement for equity awards awarded prior to December 2012 provided that 50% of such awards would vest upon a change in control, but the compensation committee eliminated this provision in the forms of award agreement for the December 2012 annual grants and intends to use the new form for future grants.

For more detail regarding these benefits, please refer to “Executive Compensation — Potential Payments Upon Termination or Change of Control” below.

Other Benefits and Perquisites

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, including a company contribution match component, an employee assistance program, maternity and paternity leave plans, paid vacations or flexible vacation for senior managers, and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we pay for garage parking for our executive officers, as applicable. In addition, the compensation committee believes that it is appropriate in certain situations to provide relocation assistance and relocation expense reimbursement to newly hired executive officers.

Stock Ownership Guidelines

In March 2013, our nominating and corporate governance committee adopted revised stock ownership guidelines applicable to our executive officers. For more information, see above in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Executive Summary — Executive Compensation Corporate Governance Framework.”

Clawback Policy

During 2012 we adopted a clawback policy. The policy provides that in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, we will use reasonable efforts to recover from any current or former executive officer who, based on the erroneous data, received incentive-based compensation (including Revenue RSUs) during the three year period preceding the date on which we are required to prepare an accounting restatement, the excess of what would have been paid to such person under the accounting restatement.

Anti-Hedging and Pledging Policy

Our insider trading policy prohibits any employees, including the named executive officers, and directors from “hedging” ownership of company securities by engaging in short sales or trading in any puts, calls and other derivatives involving company securities. In addition, all executive officers and directors are prohibited from purchasing company securities on margin, borrowing against company securities held in a margin account and pledging company securities as collateral for a loan.

Stock Option Grant Policy

The compensation committee has adopted a stock option grant policy that applies to all stock option grants, including grants to executives, but excluding automatic annual grants to independent directors. The policy provides that:

•	we will not have any program, plan or practice to time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information;

•	only the compensation committee, in its sole discretion, will be permitted to grant stock options and stock-based awards under our equity plans;

•

all equity grants under our 2011 stock incentive plan, including grants to new employees, will be made during the first business week of the third month of the calendar quarter, except annual merit grants to non-executive officers, which are granted during the first week of April of each year;

•	the exercise price of all stock options and stock-based awards (as applicable) will be the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the grant date;

•

the compensation committee will meet telephonically or in person during the first business week of the third month of the calendar quarter to approve equity grants, except annual merit grants to non-executive officers, which are granted during the first week of April of each year;

•	to the extent practical, each quarterly meeting date will be tentatively set at least as early as the prior quarter’s meeting; and

•	the compensation committee will not take action by written consent with respect to the grant of equity awards.

Tax Implications of Executive Compensation Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and certain other executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees, including our non-executive officers, are not reasonably likely to have a material adverse effect on us. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The compensation committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	we link pay and performance, and a significant portion of executive pay is not guaranteed;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•

cash incentive awards provide balanced objectives and are capped by the compensation committee to discourage excessive risk taking and all final bonus payments are reviewed and approved by the compensation committee;

•

long-term equity incentive awards discourage excessive risk taking, which we believe encourages our executives to consider the long-term interests of our company and reduces the likelihood that executives will take excessive short-term risks;

•	we have reasonable change of control provisions;

•	our compensation committee benefits from the use of an independent compensation consultant; and

•	we provide modest and reasonable perquisites.

Furthermore, as described above, in most cases compensation decisions include certain subjective considerations, which restrain the influence of purely formulaic factors that could contribute to excessive risk taking.

Subsequent Actions After Fiscal Year End

Effective April 1, 2013, Mr. Hughes assumed responsibility for management of our EventSpot business unit and was asked by Ms. Goodman to work closely with Mr. Cerilli in the management of the SinglePlatform business unit. Mr. Hughes will continue in his role as leader of our corporate strategy and development organization. In connection with these additional responsibilities, the compensation committee determined to increase Mr. Hughes 2013 base salary from $260,000 to $270,000 and increase his target bonus under the 2013 Bonus Plan from 40% of his base salary to 50% of his base salary. In addition, the compensation committee granted additional equity to Mr. Hughes as follows:

•

6,000 Time-Based Options, which have a seven-year term and an exercise price of $13.75 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on March 4, 2013, the date of grant, and will vest as to 25% of such award on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, subject to Mr. Hughes’ continued employment; and

•

3,000 Time-Based RSUs, which will vest as to 25% of such award on the first anniversary of the date of grant, March 4, 2013, and in equal quarterly installments over the succeeding three years, subject to Mr.  Hughes’ continued employment.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during or for the year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)		Option Awards ($)(7)		Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)
Gail F. Goodman President and Chief Executive Officer	2012	$450,000	—	$196,087		$280,744		$300,797	$11,030	$1,238,658
	2011	$400,000	—	—		$2,802,500		$152,071	$10,880	$3,365,451
	2010	$370,000	—	$325,440		$2,008,152		$285,455	$10,904	$2,999,951

Harpreet S. Grewal Executive Vice President, Chief Financial Officer and Treasurer	2012	$325,000	—	$173,011		$247,715		$150,235	$10,886	$906,847
	2011	$300,000	$20,000	$539,075		$392,350		$114,736	$10,880	$1,377,041
	2010	$146,591	—	$1,093,200		$787,225		$61,359	$552	$2,088,927

Joel A. Hughes(1) Senior Vice President, Strategy and Corporate Development	2012	$260,000	—	$451,768		$617,297		$72,014	$10,886	$1,411,965

Kenneth J. Surdan(2) Senior Vice President, Product	2012	$160,000	$25,000	$219,875		$818,715		$50,624	$6,380	$1,280,594

Wiley Cerilli(3) Vice President, General Manager, SinglePlatform	2012	$95,468	—	$886,613	(6)	$90,829	(8)	$36,550	$—	$1,109,460

(1)	Mr. Hughes commenced his employment with us and became our senior vice president, strategy and corporate development, in December 2011.

(2)	Mr. Surdan commenced his employment with us and became our senior vice president, product, in June 2012.

(3)	Mr. Cerilli commenced his employment with us and became our vice president, general manager, SinglePlatform, in June 2012.

(4)	The amounts shown in this column represent a discretionary cash bonus awarded to Mr. Grewal for performance in 2011 and a signing bonus awarded to Mr. Surdan upon the commencement of his employment with us in June 2012 in accordance with the terms of his offer letter.

(5)	The amounts shown in this column represent the grant date fair value of RSU awards granted to our named executive officers in 2010, 2011 and 2012, calculated in accordance with applicable accounting guidance for equity awards (Financial Accounting Standards Board, Accounting Standards Codification 718, or FASB ASC 718). The RSUs awarded to Ms. Goodman in 2010 and to Mr. Grewal in 2011 consisted solely of Time-Based RSUs. The RSUs awarded to Mr. Grewal in 2010 consisted of both Time-Based RSUs and Performance-Based RSUs. The grant date fair value of the Performance-Based RSUs included in this column in 2010 for Mr. Grewal is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The grant date fair value of the Performance-Based RSUs granted to Mr. Grewal in 2010, assuming satisfaction of all performance conditions, would be $364,400. The RSUs awarded to Ms. Goodman and Mr. Grewal in 2012 consisted solely of Performance-Based RSUs, including Revenue RSUs and TSR RSUs. The grant date fair value of the Revenue RSUs included in this column for Ms. Goodman and Mr. Grewal is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The grant date fair value of the Revenue RSUs granted to Ms. Goodman and Mr. Grewal in 2012, assuming satisfaction of all performance conditions, would be $330,653 and $291,750, respectively. In 2012, the RSUs awarded to each of Messrs. Hughes, Surdan and Cerilli consisted of Time-Based RSUs and Performance-Based RSUs, including Revenue RSUs and TSR RSUs. The grant date fair value of the Revenue RSUs included in this column for Messrs. Hughes, Surdan and Cerilli is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The grant date fair value of the Revenue RSUs granted to Messrs. Hughes, Surdan and Cerilli in 2012, assuming satisfaction of all performance conditions, would be $155,601, $155,601 and $106,971, respectively. For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2010, 2011 or 2012. The individual awards reflected in the summary compensation table for 2012 are further described below in the table “2012 Grants of Plan-Based Awards.”

(6)	By mutual agreement between Mr. Cerilli and us, on March 4, 2013, in exchange for nominal consideration of $1.00, the Performance-Based RSUs awarded to Mr. Cerilli on December 4, 2012 were cancelled. For more information on the cancellation, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(7)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2010, 2011 and 2012, calculated in accordance with applicable accounting guidance for equity awards (FASB ASC 718). For 2011, the options awarded to Ms. Goodman and Mr. Grewal consisted of both Time-Based Options and options with a performance-based vesting condition, or Performance-Based Options. The grant date fair value of the Performance-Based Options included in this column is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The maximum value of the Performance-Based Options, assuming satisfaction of all performance conditions, would have been $285,000 for each of Ms. Goodman and Mr. Grewal. The Performance-Based Options granted in 2011 expired in their entirety effective as of December 31, 2011 as a result of the performance targets not being achieved. All stock option awards granted to our named executive officers in 2012 were Time-Based Options. For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2010, 2011 or 2012. The individual awards reflected in the summary compensation table for 2012 are further described below in the table “2012 Grants of Plan-Based Awards.”

(8)	By mutual agreement between Mr. Cerilli and us, on March 4, 2013, in exchange for nominal consideration of $1.00, the Time-Based Options awarded to Mr. Cerilli on December 4, 2012 were cancelled. For more information on the cancellation, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(9)	For 2012, the amounts shown were paid during 2012 and in early 2013 to each of the named executive officers for the achievement in 2012 of specified performance objectives under the 2012 Bonus Plan. For more information on payments under our 2012 Bonus Plan, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — The 2012 and 2013 Compensation Programs — Annual Incentive Compensation — 2012 Cash Incentive Bonuses.” For 2011, the amounts shown were paid during 2011 to Ms. Goodman and Mr. Grewal for the achievement in 2011 of specified performance objectives under the 2011 Executive Cash Incentive Bonus Plan. For 2010, the amounts shown were paid during 2010 and in early 2011 to Ms. Goodman and Mr. Grewal for the achievement in 2010 of specified performance objectives under our 2010 Executive Cash Incentive Bonus Plan.

(10)	For Ms. Goodman, amounts shown reflect life insurance premiums and parking costs paid by us in each of 2010, 2011 and 2012 and matching contributions under our 401(k) plan in each of 2010, 2011 and 2012 of $9,800. For Mr. Grewal, amounts shown reflect life insurance premiums and parking costs paid by us in 2010, 2011 and 2012 and matching contributions under our 401(k) plan in each of 2011 and 2012 of $9,800. For Mr. Hughes, amounts shown reflect matching contributions under our 401(k) plan of $9,800, life insurance premiums and parking costs paid by us. For Mr. Surdan, amounts shown reflect matching contributions under our 401(k) plan of $5,825 and life insurance premiums and parking costs.

2012 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)		Exercise or Base Price of Option Awards ($/share)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date	Threshold ($)	Target ($)(4)	Maximum ($)(4)	Threshold (#)	Target (#)		Maximum (#)
Gail F. Goodman	—	—	$450,000	$993,375	—	—		—		—	—		—	—
	12/4/12	—	—	—	—	—		—		—	49,130		$13.09	$280,744
	12/4/12	—	—	—	—	25,260	(9)	—		—	—		—	$0
	12/4/12	—	—	—	—	15,788	(10)	19,735	(10)	—	—		—	$196,087
Harpreet S. Grewal	—	—	$217,752	$393,585	—	—		—		—	—		—	—
	12/4/12	—	—	—	—	—		—		—	43,350		$13.09	$247,715
	12/4/12	—	—	—	—	22,288	(9)	—		—	—		—	$0
	12/4/12	—	—	—	—	13,930	(10)	17,412	(10)	—	—		—	$173,011
Joel A. Hughes(1)	—	—	$104,000	$187,980	—	—		—		—	—		—	—
	3/6/12	—	—	—	—	—		—		—	37,500		$28.76	$485,182
	3/6/12	—	—	—	—	—		—		12,500	—		—	$359,500
	12/4/12	—	—	—	—	—		—		—	23,120		$13.09	$132,115
	12/4/12	—	—	—	—	11,887	(9)	—		—	—		—	$0
	12/4/12	—	—	—	—	7,429	(10)	9,286	(10)	—	—		—	$92,268
Kenneth J. Surdan(2)	—	—	$67,500	$122,006	—	—		—		—	—		—	—
	6/20/12	—	—	—	—	—		—		—	80,000		$19.14	$686,600
	6/20/12	—	—	—	—	—		—		6,667	—			$127,607
	12/4/12	—	—	—	—	—		—		—	23,120		$13.09	$132,115
	12/4/12	—	—	—	—	11,887	(9)	—		—	—		—	$0
	12/4/12	—	—	—	—	7,429	(10)	9,286	(10)	—	—		—	$92,268
Wiley Cerilli(3)	—	—	$88,100	$247,121	—	—		—		—	—		—	—
	6/13/12	—	—	—	—	—		—		49,529	—		—	$823,172
	12/4/12	—	—	—	—	—		—		—	15,895	(11)	$13.09	$90,829
	12/4/12	—	—	—	—	8,172	(9)(11)	—		—	—		—	$0
	12/4/12	—	—	—	—	5,108	(10)(11)	6,385	(10)(11)	—	—		—	$63,441

(1)	Mr. Hughes commenced his employment with us and became our senior vice president, strategy and corporate development, in December 2011.

(2)	Mr. Surdan commenced his employment with us and became our senior vice president, product, in June 2012. Mr. Surdan was eligible for a prorated target bonus under our 2012 Bonus Plan for the third and fourth quarters of 2012.

(3)	Mr. Cerilli commenced his employment with us and became our vice president, general manager, SinglePlatform, in June 2012. Mr. Cerilli was eligible for a prorated target bonus under our 2012 Bonus Plan for the third and fourth quarters of 2012.

(4)	Our 2012 Bonus Plan was approved by the compensation committee of the board of directors in December 2011. The actual amounts paid to our named executive officers are reflected in the Summary Compensation Table above. For a description of the performance criteria under the 2012 Bonus Plan, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — The 2012 and 2013 Executive Compensation Programs — Annual Incentive Compensation — 2012 Cash Incentive Bonuses.”

(5)	Consists of Time-Based RSUs. In the case of the Time-Based RSUs awarded to Messrs. Hughes and Surdan, 25% of the Time-Based RSUs vest on the first anniversary of the date the executive commenced employment and the remaining 75% of the shares underlying the Time-Based RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer. In the case of the Time-Based RSUs awarded to Mr. Cerilli, 30% of the Time-Based RSUs vest on June 13, 2013, and an additional 35% of such Time-Based RSUs will vest on each of June 13, 2014 and June 13, 2015, such that 100% of the Time-Based RSUs will be fully vested on June 13, 2015, subject to continuous employment. Prior to vesting, holders of these Time-Based RSUs are not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Time-Based RSUs.

(6)	Consists of Time-Based Options. Twenty-five percent of these Time-Based Options vest on the first anniversary of the grant date (or hire date in the case of awards granted at the time the executive commenced employment) and the remaining 75% of the shares underlying these Time-Based Options vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(7)	Reflects the fair market value of one share of our common stock on the date of grant. For option grants to the named executive officers in 2012, the compensation committee determined that the fair market value of our common stock on the date of grant was equal to the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the date of grant.

(8)	Represents the grant date fair value of stock option or restricted stock unit awards granted to our named executive officers in 2012, calculated in accordance with applicable accounting guidance for equity awards (FASB ASC 718). For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2012.

(9)	Represents Revenue RSUs as described in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(10)	Represents TSR RSUs as described in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(11)	By mutual agreement between Mr. Cerilli and us, on March 4, 2013, in exchange for nominal consideration of $1.00, the Time-Based Options and Performance-Based RSUs awarded to Mr. Cerilli on December 4, 2012 were cancelled. For more information on this cancellation, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

2012 Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at December 31, 2012.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(4)	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)(7)
Gail F. Goodman	2/10/2005	39,572	—		$0.06	2/10/2015	—	—	—		—
	2/9/2006	13,000	—		$1.09	2/9/2016	—	—	—		—
	12/7/2006	117,000	—		$3.05	12/7/2016	—	—	—		—
	12/6/2007	65,000	—		$22.27	12/6/2017	—	—	—		—
	12/4/2008	175,000	—		$13.68	12/4/2018	—	—	—		—
	12/1/2009	112,500	37,500		$17.96	12/1/2019	—	—	—		—
	12/3/2010	72,000	72,000		$27.12	12/3/2020	—	—	—		—
	12/6/2011	62,500	187,500		$24.88	12/6/2018	—	—	—		—
	12/4/2012	—	49,130		$13.09	12/4/2019	—	—	—		—
	12/3/2010	—	—		—	—	6,000	$85,260	—		—
	12/4/2012	—	—		—	—	—	—	25,260	(8)	$358,945
	12/4/2012	—	—		—	—	—	—	15,788	(9)	$224,347

Harpreet S. Grewal	9/1/2010	7,500	17,500		$18.22	9/1/2020	—	—	—		—
	12/3/2010	15,000	15,000		$27.12	12/3/2020	—	—	—		—
	12/6/2011	8,750	26,250		$24.88	12/6/2018	—	—	—		—
	12/4/2012	—	43,350		$13.09	12/4/2019	—	—	—		—
	09/1/2010	—	—		—	—	26,250	$373,013	—		—
	09/1/2010	—	—		—	—	—	—	20,000	(10)	$284,200
	12/6/2011	—	—		—	—	16,250	$230,913	—		—
	12/4/2012	—	—		—	—	—	—	22,288	(8)	$316,712
	12/4/2012	—	—		—	—	—	—	13,930	(9)	$197,945

Joel A. Hughes(1)	3/6/2012	9,375	28,125		$28.76	3/6/2019	—	—	—		—
	12/4/2012	—	23,120		$13.09	12/4/2019	—	—	—		—
	3/6/2012	—	—		—	—	9,375	$133,219	—		—
	12/4/2102	—	—		—	—	—	—	11,887	(8)	$168,914
	12/4/2012	—	—		—	—	—	—	7,429	(9)	$105,566

Kenneth J. Surdan(2)	6/20/2012	—	80,000		$19.14	6/20/2019	—	—	—		—
	12/4/2012	—	23,120		$13.09	12/4/2019	—	—	—		—
	6/20/2012	—	—		—	—	6,667	$94,738	—		—
	12/4/2012	—	—		—	—	—	—	11,887	(8)	$168,914
	12/4/2012	—	—		—	—	—	—	7,429	(9)	$105,566

Wiley Cerilli(3)	12/4/2012	—	15,895	(10)	$13.09	12/4/2019	—	—	—		—
	12/4/2012	—	—		—	—	49,529	$703,807	—		—
	12/4/2012	—	—		—	—	—	—	8,172	(8)(11)	$116,124
		—	—		—	—	—	—	5,108	(9)(11)	$72,585

(1)	Mr. Hughes commenced his employment with us and became our senior vice president, strategy and corporate development, in December 2011.

(2)	Mr. Surdan commenced his employment with us and became our senior vice president, product, in June 2012.

(3)	Mr. Cerilli commenced his employment with us and became our vice president, general manager, SinglePlatform, in June 2012.

(4)	Consists of Time-Based Options. Twenty-five percent of the shares underlying these Time-Based Options vest on the first anniversary of the grant date (or hire date in the case of options granted at the time the executive commenced employment) and the remaining 75% of the shares underlying these Time-Based Options vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(5)	Consists of Time-Based RSUs. In the case of the RSUs awarded to Messrs. Hughes and Surdan, 25% of the RSUs vest on the first anniversary of the date the executive commenced employment and the remaining 75% of the shares underlying the RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer. In the case of the RSUs awarded to Mr. Cerilli, 30% the RSUs vest on June 13, 2013, and an additional 35% of such RSUs will vest on each of June 13, 2014 and June 13, 2015, such that 100% of the RSUs will be fully vested on June 13, 2015. Prior to vesting, holders of these Time-Based RSUs are not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Time-Based RSUs.

(6)	Amount shown is based on the market value per share of our common stock of $14.21, which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2012.

(7)	The Revenue RSUs and TSR RSUs were issued in December 2012. As such, there has been no meaningful historic performance. As a result, for purposes of determining the payout value of these awards, the payout assumes the issuance of the target shares.

(8)	Consists solely of Revenue RSUs.

(9)	Consists solely of TSR RSUs.

(10)	Consists of Performance-Based RSUs. These Performance-Based RSUs will vest in their entirety upon our achievement of a specified annualized revenue run rate target, provided that such target is achieved by December 31, 2014, subject to Mr. Grewal’s continued employment.

(11)	By mutual agreement between Mr. Cerilli and us, on March 4, 2013, in exchange for nominal consideration of $1.00, we cancelled the Time-Based Options and Performance-Based RSUs awarded to Mr. Cerilli on December 4, 2012. For more information on this cancellation, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

2012 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and stock acquired upon vesting by our named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Gail F. Goodman	80,000	$2,222,662	3,000	$61,523
Harpreet S. Grewal	15,000	$173,044	20,417	$395,034
Kenneth J. Surdan	—	$—	—	$—
Joel A. Hughes	—	$—	3,125	$41,844
Wiley Cerilli	—	$—	—	$—

(1)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Reflects Time-Based RSUs that vested during the year ended December 31, 2012.

(3)	Based on the fair market value of the shares on the date of vesting.

Employment and Other Agreements

We have entered into offer letters with each of our named executive officers that provide for at-will employment of the executive. These offer letters typically specify the named executive officer’s initial base salary and target bonus, the amount and terms of his or her initial equity incentive awards and the terms of his or her severance, if any, and benefits upon a change of control, if any. As a condition to their employment, each named executive officer also enters into a non-competition, non-disclosure and non-solicitation agreement, pursuant to which each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after his or her employment ends, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

We have entered into executive severance agreements with all of our executive officers, including the named executive officers, except Mr. Cerilli. These agreements provide, in general, that in the event the executive’s employment with us is terminated by us without “cause” or by the executive for “good reason”, the executive will be entitled to a severance benefit equal to 12 months’ base salary plus health insurance benefits during such 12-month period. As defined in the executive severance agreements:

•

“cause” means (a) the executive’s willful misconduct, (b) the executive’s material failure to perform the executive’s reasonably assigned duties and responsibilities to us, (c) any breach by the executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between us and the executive or any of our written policies or procedures, including, but not limited to, our code of business conduct and ethics and our written policies and procedures regarding sexual harassment, computer access and insider trading, or (d) the executive’s conviction of, or plea of guilty or nolo contendere to, any felony or, with respect to the executive’s employment, any misdemeanor that is materially injurious to us; and

•

“good reason” means (a) a material diminution in the executive’s authority, duties or responsibilities, as in effect as of the effective date of the applicable executive severance agreement; (b) a material diminution in the executive’s base salary as in effect on the effective date of the applicable executive severance agreement or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all of our executive officers to a comparable extent; (c) a material change by us in the geographic location at which the executive performs the executive’s principal duties for us; or (d) any action or inaction by us that constitutes a material breach of the applicable executive severance agreement.

Mr. Grewal’s executive severance agreement provides that no act or failure to act by Mr. Grewal will be considered willful unless it is done, or omitted to be done, in bad faith or without a reasonable belief by Mr. Grewal that Mr. Grewal’s actions or omissions were in our best interests.

Potential Payments Upon Termination or Change of Control

In addition to the severance benefits described above, the agreements governing the Time-Based Options and the Revenue RSUs granted in December 2012 include a ‘‘double trigger’’ vesting provision, which provides that, if the named executive officer’s employment is terminated without cause, or if the named executive officer leaves for good reason, within 12 months after a change of control, any remaining outstanding and unvested portion of the award shall become vested in full (in the case of Time-Based Options) or vest in full as to the ‘‘target shares’’ (in the case of Revenue RSUs). The TSR RSUs granted in December 2012 do not include a similar acceleration provision. Instead, in the event of a change in control our TSR is measured against the relative TSR of the Current Peer Group as of the date of the change in control and the award vests in the same manner set forth in the agreement. In the future, the compensation committee intends to use ‘‘double trigger’’ vesting for all new equity awards granted to executive officers.

The agreements governing all equity incentive awards granted prior to December 2012 provide that, in the event of a change of control, 50% of the then outstanding and unvested portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated without cause within 12 months after the change of control, any remaining outstanding and unvested portion of the award shall become vested.

For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities). “Cause” and “good reason” generally have the meaning attributed to them in “EXECUTIVE COMPENSATION — Employment and Other Agreements” above.

The table below shows the benefits potentially payable to each of our named executive officers if his or her employment was terminated by us without cause or by the executive for good reason, if there was a change of control of our company, and if he or she was terminated upon a change of control. These amounts are calculated on the assumption that the employment termination and change of control both took place on December 31, 2012.

	Benefits Payable Upon Termination Without Cause/Good Reason		Benefits Payable Upon a Change of Control	Additional Benefits Payable Upon Termination Within 12 Months of a Change of Control
Name	Severance Payments	Medical/ Dental(1)	Equity Benefit(2)	Equity Benefits(3)
Gail F. Goodman	$450,000	$21,694	$70,143	$429,088
Harpreet S. Grewal	$325,000	$21,694	$468,130	$784,842
Joel A. Hughes	$260,000	$21,694	$79,563	$248,463
Kenneth J. Surdan	$300,000	$21,694	$60,323	$308,772
Wiley Cerilli(4)	$0	$0	$351,911	$351,896

(1)	Calculated based on the estimated cost to us of providing these benefits.

(2)	This amount is equal to the sum of:

•

the number of restricted stock units that would vest, assuming a change of control on December 31, 2012, multiplied by $14.21 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on December 31, 2012), plus

•	the number of option shares that would vest, assuming a December 31, 2012 change of control, multiplied by the excess of $14.21 over the exercise price of the option.

(3)	This amount is equal to the sum of:

•

the number of restricted stock units that would vest, assuming a change of control and termination of employment, multiplied by $14.21 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2012), plus

•	the number of option shares that would vest, assuming a December 31, 2012 change of control and termination of employment, multiplied by the excess of $14.21 over the exercise price of the option.

(4)	Does not include the Time-Based Options and Performance-Based RSUs that were granted to Mr. Cerilli in December 2012 and cancelled in March 2013. See “EXECUTIVE COMPENSATION — 2012 Grants of Plan-Based Awards” above.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for breach of fiduciary duty of care as a director. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	any unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limitation of liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation are not exclusive. In addition to the indemnification provided for in our restated certificate of incorporation we have entered into indemnification agreements with each of our directors and officers and certain key employees. Each indemnification agreement provides that we will indemnify the person to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a person, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Rule 10b5-l Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-l plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-l plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. Any Rule 10b5-l Plan adopted by a director or officer must comply with the requirements of Rule 10b5-l under the Exchange Act and our insider trading policy. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-l plan, provided they are in compliance with our insider trading policy, which includes not being in possession of material, nonpublic information about our company.

Securities Authorized for Issuance under our Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of December 31, 2012, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights (Column A)		Weighted Average Exercise Price of Outstanding Options (Column B)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A) (Column C)(1)
Equity compensation plans that have been approved by our stockholders	5,483,604	(2)(3)	$19.85	1,892,359	(4)
Equity compensation plans that have not been approved by our stockholders	26,600	(5)	$16.62	8,300
Total	5,510,204		$19.84	1,900,659

(1)	In addition to being available for issuance upon the exercise of options that we may grant after December 31, 2012, all of the shares available for grant under our 2011 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.

(2)	Represents 5,483,604 shares to be issued upon exercise of outstanding options under our 1999 stock option/stock issuance plan, 2007 stock incentive plan and 2011 stock incentive plan as of December 31, 2012. Our 2011 stock incentive plan became effective on May 31, 2011, and we no longer grant awards under our 1999 stock option/stock issuance plan or our 2007 stock incentive plan.

(3)	Does not include 662,568 RSUs outstanding as of December 31, 2012.

(4)	Includes 1,781,768 shares available for issuance under our 2011 stock incentive plan. Also includes 110,591 shares available for issuance under our 2007 employee stock purchase plan.

(5)	Represents 26,600 shares to be issued upon exercise of options granted pursuant to the 2012 inducement plan adopted by our board of directors in June 2012 in connection with the acquisition of SinglePlatform. Does not include 222,880 RSUs outstanding as of December 31, 2012.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class I directors, whose terms expire at our annual meeting of stockholders to be held in 2014; two class II directors, whose terms expire at our annual meeting of stockholders to be held in 2015; and three class III directors, whose terms expire at the 2013 Annual Meeting of Stockholders. Our board of directors currently consists of eight members.

At our 2013 Annual Meeting of Stockholders, our stockholders will have an opportunity to vote for three nominees to serve as class III directors: Robert P. Badavas, Gail F. Goodman and William S. Kaiser. Each of the nominees is currently a class III director of our company, and you can find more information about each of them in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors” above.

The persons named in the enclosed proxy card will vote to elect the three nominees as class III directors, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class III director will hold office until the 2016 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the election of each of the nominees.

PROPOSAL 2 — AMENDMENT TO 2007 EMPLOYEE STOCK PURCHASE PLAN

On March 8, 2013, our board of directors approved an amendment to our 2007 Employee Stock Purchase Plan, which we refer to as our ESPP, subject to stockholder approval, that would increase the number of shares authorized for issuance under the ESPP by 350,000 shares, which we refer to as the ESPP Amendment. Should the additional shares be approved by the stockholders, the ESPP Amendment will bring the total shares available for issuance under the ESPP, after netting out shares previously issued, to 460,591 shares.

We are asking stockholders to approve the ESPP Amendment. Apart from the ESPP Amendment, no other terms or conditions of the ESPP will change. If the ESPP Amendment is not approved by the stockholders, we will not be able to continue to offer employees an opportunity to participate in the ESPP in the future once the shares that remain available for issuance under the ESPP are exhausted. As of March 31, 2013, there were 110,591 shares available for future issuance under the ESPP (before giving effect to the proposed 350,000 share increase).

The amendment incorporating this change to the ESPP is attached to this proxy statement as Annex A.

Reasons for Amending the ESPP

At the current use rate, we estimated that the ESPP will run out of shares sometime in 2014. We believe that the ESPP plays a key role in our ability to recruit, reward and retain employees. Companies similar to us have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business. Our board of directors has determined that the addition of more shares to the ESPP continues to align the needs of our employees with the interests of our stockholders.

General Description of the ESPP

The ESPP is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended, or the Code, and the regulations promulgated thereunder.

The ESPP is administered by our compensation committee. Our board of directors has authority to make rules and regulations for the administration of the ESPP and its interpretation and decisions shall be final and conclusive.

Eligibility

All of our employees, including employee directors, and all employees of any subsidiary designated by the board of directors or the compensation committee from time to time, or a Designated Subsidiary, are eligible to participate in the ESPP so long as: (1) their customary employment is more than 30 hours per week and for more than five months in a calendar year; (2) they have been employed by us or a Designated Subsidiary for at least three months prior to enrolling in the ESPP; and (3) they are an employee on the first day of the applicable six month period or other period of up to 12 months selected by the board of directors or the compensation committee, or the plan period, during which payroll deductions will be made and held for the purchase of our common stock. Employees who would, immediately after the granting of any right, own 5% or more of the total combined voting power or value of our common stock or that of any subsidiary are not eligible to participate. We retain the discretion to determine, on a plan period by plan period basis, which eligible employees will be permitted to participate in an offering (subject to requirements for such discretion under the U.S. Treasury regulations).

No employee may be granted an option which permits his or her rights to purchase our common stock under the ESPP and any other employee stock purchase plan we or our subsidiary may implement, to accrue at a rate which exceeds $25,000 of the fair market value of such common stock (determined at the date the options are granted) for each calendar year in which the option is outstanding at any time. Rights under the ESPP are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

The board of directors or the compensation committee shall determine the option price for each plan period, including whether such option price shall be determined based on the lesser of (i) the closing price of the common stock on the first business day of the plan period or (ii) the last business day of the plan period, or the exercise date, or shall be based solely on the closing price of the common stock on the exercise date; provided, however, that such option price shall be at least 85% of the applicable closing price. In the absence of a determination by the board of directors or the compensation committee, the option price will be 85% of the closing price of the common stock on the exercise date. The closing price shall be (a) the closing price on any national securities exchange on which the common stock is listed, (b) the closing price of the common stock on NASDAQ Global Select Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of common stock were made on such a day, the price of the common stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Withdrawal

An employee may at any time prior to the close of business on the last business day in a plan period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the plan period. The employee may participate in any subsequent offering in accordance with terms and conditions established by our board of directors or the compensation committee.

Termination of Employee

In the event of a participating employee’s termination of employment prior to the last business day of a plan period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to our knowledge, to such other person(s) as we may, in our discretion, designate. If, prior to the a given exercise date, the subsidiary by which an employee is employed ceases to be a Designated Subsidiary, or if the employee is transferred to a subsidiary of the ours that is not a participating Designated Subsidiary, the employee will be treated as though he or she had terminated employment for the purposes of the ESPP.

Capital Changes

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend, (i) the number and class of securities available under the ESPP, (ii) the share limitations, and (iii) the option price shall be appropriately adjusted to the extent determined by the board of directors or the compensation committee.

Amendment and Termination of the ESPP

The board of directors may at any time, and from time to time, amend the ESPP in any respect, except that (a) if the approval of any such amendment by the stockholders is required by Section 423 of the Code, such amendment shall not be effected without stockholder approval, and (b) in no event may any amendment be made which would cause the ESPP to fail to comply with Section 423 of the Code.

Federal Income Tax Consequences of the ESPP

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of common stock acquired under the ESPP. This summary assumes that the purchase price for a share of stock is equal to the lesser of 85% of the fair market value of the stock on the grant date or 85% of the fair market value of the stock on the date that the stock is purchased. This summary is based on the tax laws in effect as of the date of this proxy statement. Additionally, this summary assumes that the ESPP will comply with Section 423 of the Code. Changes to these laws or assumptions could alter the tax consequences described below.

Tax Consequences to Participants

A participant will not have income under the ESPP either upon receiving a grant to purchase stock or upon purchasing stock.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the grant date and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the grant date; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Accordingly, the Board of Directors recommends a vote “FOR” the approval of the amendment to the 2007 Employee Stock Purchase Plan.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. Although stockholder approval of our audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the year ended December 31, 2012, will be present at the 2013 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December  31, 2013.

PROPOSAL 4 — ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A of the Exchange Act. Pursuant to Section 14A of the Exchange Act, at our annual meeting of stockholders held in 2011, our stockholders had the opportunity to cast an advisory vote with respect to whether future stockholder advisory votes on executive compensation would be held every one, two or three years. Based on the results of that advisory vote, we determined that an advisory vote on executive compensation would be held every year.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our executive officers, including our named executive officers, are rewarded for the achievement of our short-and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “EXECUTIVE COMPENSATION” section of this proxy statement, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to the fiscal year ended December 31, 2012. As discussed in those sections, the goals of our executive compensation program are to:

•	reward actions and behaviors that build a foundation for the long-term strength and performance of our company while also rewarding the achievement of short-term performance goals;

•	provide competitive compensation to attract, retain and motivate executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives; and

•	align the incentives of our executives with the creation of value for our stockholders.

Our board of directors believes our executive compensation programs are based on strong pay-for-performance practices that require achievement of challenging goals and utilize appropriate structures and sound pay practices that are effective in achieving our core objectives. In addition, our compensation committee made a number of changes to our executive pay program in 2012, which are described above, that were designed to ensure that such pay practices adhere to “best practices.” Accordingly, our board of directors recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation paid to Constant Contact, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), does not create or imply any change to the fiduciary duties of us or our board of directors (or any committee thereof) and does not create or imply any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their advisory vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends a vote FOR the approval of the compensation of our named executive officers.

STOCK OWNERSHIP

The following table contains information as of March 31, 2013 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified above in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Establishing and Evaluating Executive Compensation” above);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner(l)	Number of Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days(3)	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(4)
Named Executive Officers and Directors:
Gail F. Goodman	617,384	690,572	1,307,956	4.0%
Harpreet S. Grewal(5)	12,184	44,063	56,247	*
Kenneth J. Surdan(6)	2,000	0	2,000	*
Joel A. Hughes	2,490	12,500	14,990	*
Wiley Cerilli(7)	0	0	0	*
Thomas Anderson(8)	46,000	36,667	82,667	*
Robert P. Badavas(9)	6,500	75,667	82,167	*
John Campbell(10)	10,954	36,667	47,621	*
Jay Herratti	0	0	0	*
William S. Kaiser(11)	23,367	36,667	60,034	*
Daniel T. H. Nye(12)	10,000	41,667	51,667	*
Sharon T. Rowlands(13)	18,000	29,584	47,584	*
All directors and executive officers as a group (16) persons	766,706	1,750,305	2,436,750	7.5%
5% Stockholders:
FMR LLC(14)	3,825,390	—	3,825,390	11.8%
St. Denis J. Villere & Company, L.L.C.(15)	3,699,770	—	3,699,770	11.4%
Massachusetts Financial Services Company(16)	2,919,261	—	2,919,261	10.8%
BlackRock, Inc.(17)	2,504,887	—	2,504,887	7.7%
Frontier Capital Management Co., LLC.(18)	1,724,556	—	1,724,556	5.3%
The Vanguard Group(19)	1,723,615	—	1,723,615	5.3%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or upon vesting of restricted stock units. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable

Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 31, 2013 and shares covered by restricted stock units that become vested within 60 days after March 31, 2013.

(4)	The ownership percentage for each stockholder on March 31, 2013 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 31, 2013 (30,699,266 shares) plus any shares acquirable by the stockholder (including pursuant to stock options that may be exercised and restricted stock units that vest) within 60 days after March 31, 2013.

(5)	The shares reported as beneficially owned are held jointly with Mr. Grewal’s spouse.

(6)	Mr. Surdan commenced his employment with us and became our senior vice president, product, on June 21, 2012.

(7)	Mr. Cerilli commenced his employment with us and became our vice president, general manager, SinglePlatform, on June 13, 2012.

(8)	The shares reported as beneficially owned include 2,000 shares held by the Anderson Family Foundation, a charitable foundation of which the reporting person and his spouse are trustees. Mr. Anderson disclaims any pecuniary interest in the shares held by such foundation and disclaims beneficial ownership of any of such shares.

(9)	The shares reported as beneficially owned are held by the Robert P. Badavas Trust of 2007. Mr. Badavas exercises sole voting and investment power with respect to the shares held by the Robert P. Badavas Trust of 2007.

(10)	The shares reported as beneficially owned are held jointly with Mr. Campbell’s spouse.

(11)	The shares reported as beneficially owned consist of 21,398 shares held by Mr. Kaiser individually and 1,969 shares held by the Kaiser Family Trust. Mr. Kaiser exercises sole voting and investment power with respect to the shares held by the Kaiser Family Trust.

(12)	The shares reported as beneficially owned include 8,600 shares held by the Nye Family Trust – 2005, 800 shares held by Mr. Nye individually, and 600 shares held directly by Mr. Nye’s spouse.

(13)	The shares reported as beneficially owned include 3,000 shares held directly by Ms. Rowlands’ spouse.

(14)	This information is based solely on Amendment No. 6 to Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2013 reporting share ownership as of December 31, 2012. FMR LLC’s principal business address is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC and Edward C. Johnson exercise sole investment power over 3,825,390 shares held by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. FMR LLC and Edward C. Johnson exercise sole voting power over 0 shares.

(15)	This information is based solely on Amendment No. 3 to Schedule 13G filed with the SEC by St. Denis J. Villere & Company, L.L.C. on January 8, 2013 reporting share ownership as of December 31, 2012. The principal business address of St. Denis J. Villere & Company, L.L.C. is 601 Poydras Street, Suite 1808, New Orleans, Louisiana 70130. St. Denis J. Villere & Company, L.L.C. exercises sole voting and sole investment power over 564,450 shares. St. Denis J. Villere & Company, L.L.C. exercises shared voting and investment power over 3,135,320 shares.

(16)	This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC by Massachusetts Financial Services Company on March 5, 2013 reporting share ownership as of February 28, 2013. The principal business address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, Massachusetts 02199. Massachusetts Financial Services Company exercises sole voting power over 3,277,271 shares and sole investment power over 3,489,331 shares.

(17)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by BlackRock, Inc. on February 1, 2013 reporting share ownership as of December 31, 2012. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(18)	This information is based solely on Schedule 13G filed with the SEC by Frontier Capital Management Co., LLC on February 14, 2013 reporting share ownership as of December 31, 2012. Frontier Capital Management Co., LLC’s principal business address is 99 Summer Street, Boston, Massachusetts 02110. Frontier Capital Management Co., LLC exercises sole voting power over 1,118,352 shares and exercises sole investment power over 1,724,556 shares.

(19)	This information is based solely on Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 12, 2013 reporting share ownership as of December 31, 2012. Consists of 1,684,390 shares held by The Vanguard Group, Inc., 38,125 shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. and 1,100 shares held by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. The Vanguard Group, Inc.’s principal business address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group, Inc. exercises sole voting power over 39,225 shares. The Vanguard Group, Inc. exercises sole investment power over 1,685,490 shares and shared investment power of 38,125 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, during the fiscal year ended December 31, 2012, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that David Gilbertson filed a Form 4 late with respect to one transaction in December 2012.

* * *

The board of directors hopes that stockholders will attend the 2013 Annual Meeting of Stockholders. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Gail F. Goodman Chairman, President and Chief Executive Officer

April 16, 2013

Annex A

AMENDMENT

TO

CONSTANT CONTACT, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

The Constant Contact, Inc. 2007 Employee Stock Purchase Plan (the “Plan”), pursuant to Section 16 thereof, is hereby amended as follows:

The second sentence of the introductory paragraph of the Plan is deleted in its entirety and replaced with the following: Seven Hundred Thousand (700,000) shares of Common Stock in the aggregate have been approved for this purpose.

Approved by the Board of Directors on March 8, 2013.

ANNUAL MEETING OF STOCKHOLDERS OF

CONSTANT CONTACT, INC.

Wednesday, May 22, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be held on May 22, 2013

The Notice of Meeting, proxy statement and proxy card

are available at - www.proxydocs.com/ctct

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20333030000000001000 2	052213

CONSTANT CONTACT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. To elect the following nominees for class III director to serve for a term of three years:				2. To approve the amendment to our 2007 Employee Stock Purchase Plan:	☐	☐	☐
NOMINEES: O Robert P. Badavas O Gail F. Goodman O William S. Kaiser
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)			3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013:	☐	☐	☐
				4. To approve the compensation of our named executive officers:	☐	☐	☐
In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

1 ¢

CONSTANT CONTACT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 22, 2013.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CONSTANT CONTACT, INC. PLEASE RETURN IT AS SOON AS POSSIBLE.

By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Gail F. Goodman, Harpreet S. Grewal and Robert P. Nault, and each of them individually, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Constant Contact, Inc. (“Constant Contact”) to be held on Wednesday, May 22, 2013 at 10:00 a.m., Eastern Time, at Constant Contact, 1601 Trapelo Road, Waltham, Massachusetts 02451, and any adjournments of the meeting, and (2) vote all shares of Constant Contact stock that you are entitled to vote and otherwise act on your behalf upon the matters proposed by Constant Contact, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT AND “FOR” PROPOSALS 2, 3 AND 4.

(Continued and to be signed on the reverse side)

COMMENTS:
¢	14475 ¢